EXHIBIT 10.2

FINANCING AGREEMENT

Dated as of May 9, 2003

by and among

GERBER SCIENTIFIC, INC.,

AND

CERTAIN OF ITS SUBSIDIARIES SIGNATORY HERETO,
as Borrowers,

CERTAIN OF ITS SUBSIDIARIES SIGNATORY HERETO,
as Guarantors,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders

and

ABLECO FINANCE LLC,
as Agent

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS; CERTAIN TERMS	1
Section 1.01	Definitions	1
Section 1.02	Terms Generally	24
Section 1.03	Accounting and Other Terms	24
Section 1.04	Time References	25
ARTICLE II THE LOANS	25
ARTICLE III [INTENTIONALLY OMITTED]	31
ARTICLE IV FEES, PAYMENTS AND OTHER COMPENSATION	31
ARTICLE V CONDITIONS TO LOANS	36
Section 5.01	Conditions Precedent to Effectiveness	36
Section 5.02	Conditions Subsequent to All Loans	40
ARTICLE VI REPRESENTATIONS AND WARRANTIES	40
Section 6.01	Representation and Warranties	40
ARTICLE VII COVENANTS OF THE LOAN PARTIES	52
Section 7.01	Affirmative Covenants	52
Section 7.02	Negative Covenants	63
Section 7.03	Financial Covenants	73
ARTICLE VIII MANAGEMENT OF COLLATERAL	74
Section 8.01	Management of Collateral	74
Section 8.02	Accounts Receivable Documentation	75
Section 8.03	Status of Accounts Receivable and Other Collateral	75
Section 8.04	Collateral Custodian	76
ARTICLE IX EVENTS OF DEFAULT	76
Section 9.01	Events of Default	76
Section 9.02	Receivership	80
ARTICLE X AGENT	81
ARTICLE XI GUARANTY	85
ARTICLE XII MISCELLANEOUS	88

SCHEDULES AND EXHIBITS
Schedule 1.01(A)	Lenders and Lenders' Commitments
Schedule 1.01(C)	Foreign Subsidiary Guarantors
Schedule 1.01(D)	Foreign Collateral Documents
Schedule 5.01(d)(xix)	Landlord Waivers
Schedule 5.01(d)(xx)	Collateral Access Agreements
Schedule 6.01(d)	Financial Condition
Schedule 6.01(e)(ii)	Intellectual Property
Schedule 6.01(e)(iii)	Real Property Assets
Schedule 6.01(f)(i)	Environmental Matters
Schedule 6.01(f)(iv)	Litigation
Schedule 6.01(g)	Compliance with Laws
Schedule 6.01(j)	ERISA
Schedule 6.01(l)	Capitalization
Schedule 6.01(n)	Subsidiaries
Schedule 6.01(n)(i)	Existing Indebtedness
Schedule 6.01(n)(ii)	Existing Liens
Schedule 6.01(n)(iii)	Material Contracts
Schedule 6.01(r)	Labor and Employment Matters
Schedule 6.01(s)	Bank Accounts
Schedule 6.01(t)	Affiliate Transactions
Schedule 6.01(x)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(y)	Tradenames
Schedule 6.01(z)	Collateral Locations
Schedule 6.01(bb)	Insurance
Schedule 7.02(a)(iii)	Book Entry Extensions of Credit
Schedule 7.02(e)	Existing Investments

Exhibit A	Form of Guaranty
Exhibit B	Form of Security Agreement
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Compliance Certificate
Exhibit F	Form of Opinion of Counsel
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Contribution Agreement
Exhibit J	Form of Intercreditor Agreement
Exhibit K	Form of Intercompany Subordination Agreement

FINANCING AGREEMENT

Financing Agreement, dated as of May 9, 2003, by and among Gerber Scientific, Inc., a Connecticut corporation (the "Parent"), each subsidiary of the Parent listed as a "Borrower" on the signature pages hereto (together with the Parent, each a "Borrower" and collectively, the "Borrowers"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto (each a "Guarantor" and collectively, the "Guarantors"), the financial institutions from time to time party hereto (each a "Lender" and collectively, the "Lenders"), and Ableco Finance LLC, a Delaware limited liability company ("Ableco"), as agent for the Lenders (in such capacity, the "Agent").

RECITALS

The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of (a) a term loan A in the aggregate principal amount of $32,500,000 and (b) a term loan B in the aggregate principal amount of $32,500,000. The proceeds of the term loans shall be used to refinance existing indebtedness of the Borrowers and to pay fees and expenses related to this Agreement. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions . As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

"Ableco" has the meaning specified therefor in the preamble hereto.

"Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

"Account Receivable" means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

"Action" has the meaning specified therefor in Section 12.12.

"Additional Mortgaged Property" means any Real Property Asset that is now owned or leased, or hereinafter acquired, by the Loan Parties, which the Agent determines to be a Material Owned Property and on which the Agent determines to acquire a Mortgage following the Effective Date.

"Administrative Borrower" has the meaning specified therefor in Section 12.16.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall the Agent or any Lender be considered an "Affiliate" of any Loan Party.

"Agent" has the meaning specified therefor in the preamble hereto.

"Agent Advances" has the meaning specified therefor in Section 10.08(a).

"Agent's Account" means an account at a bank designated by the Agent from time to time as the account into which the Loan Parties shall make all payments to the Agent for the benefit of the Agent and the Lenders under this Agreement and the other Loan Documents.

"Agreement" means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit H hereto or such other form acceptable to the Agent.

"Authorized Officer" means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person.

"Bank" means JPMorgan Chase Bank, its successors or any other bank designated by the Agent to the Administrative Borrower from time to time.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

"Board" means the Board of Governors of the Federal Reserve System of the United States.

"Board of Directors" means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

"Borrower" has the meaning specified therefor in the preamble hereto.

"Bristol Cash Collateral Account" means a cash collateral account for the benefit of the Landlord of the Leasehold Property in Bristol, United Kingdom, in an amount not to exceed £250,000.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

"Canadian Permitted Change" means an amendment of either of the Master Assignment Agreements described in the definition of Canadian Vendor Program Arrangement, which amendment does not include or result in, directly or indirectly, (a) any provision for liability of the Loan Parties and/or their Subsidiaries which is currently contingent liability to become primary, direct or absolute liability, except upon the terms and conditions set forth in such agreements described in the definition of Canadian Vendor Program Arrangement, as in effect on the Effective Date, (b) any material increase in the fees or other amounts directly or indirectly payable by the Loan Parties pursuant to or in connection with the Canadian Vendor Program Arrangement, (c) the granting of any Lien to secure any of the liabilities of the Loan Parties under the Canadian Vendor Program Arrangement, except for those in effect on the Effective Date pursuant to the agreements described in the definition of Canadian Vendor Program Arrangement, or (d) any change that could reasonably be expected to result in a Material Adverse Effect.

"Canadian Program Default" means any event or circumstance that constitutes an event of default under either of the agreements described in clauses (a) and (b) of the definition of Canadian Vendor Program Arrangement.

"Canadian Vendor Program Arrangement" means the arrangements and transactions pertaining to loan and lease financing for purchasers of equipment manufactured by the Loan Parties described in (a) the Master Assignment Agreement among MTC Leasing Inc., Spandex Canada Inc., ND Graphics Products Ltd. and ND Graphics (Quebec) Ltd. dated October 22, 1998, and (b) the Master Assignment Agreement among ND Graphic Products Ltd., 928395 Ontario Inc., and GE Capital Canada Inc. (as assignee of Heller Financial Canada, Ltd., which was the assignee of Dana Commercial Credit Canada Inc.) dated August 30, 1996, each as in effect on the Effective Date and as thereafter amended by Canadian Permitted Changes or with the consent of the Agent.

"Capital Expenditures" means, with respect to any Person for any period, the sum of (i) the aggregate amount of expenditures made or liabilities of such Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) incurred during such period (including the aggregate amount of Capitalized Lease Obligations incurred during such period) to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) computed in accordance with GAAP and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business of, fixed assets of, or Capital Stock of, any other Person; provided that any expenditures made in connection with the replacement or repair of Property with proceeds of insurance shall not constitute Capital Expenditures.

"Capital Guideline" means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any central bank or Governmental Authority (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank's capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender or any Person controlling any Lender, or the manner in which any Lender or any Person controlling any Lender allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

"Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

"Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a "synthetic lease" (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes). Notwithstanding the foregoing, the term "Capitalized Lease" shall not include any sale/leaseback transaction in effect as of the Effective Date.

"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash and Cash Equivalents" means all cash and any presently existing or hereafter arising deposit account balances, certificates of deposit or other financial instruments properly classified as cash equivalents under GAAP.

"Change of Control" means (i) any event, transaction or occurrence as a result of which a majority of the seats on the Board of Directors of the Parent shall be occupied by Persons who were neither (a) nominated by the Board of Directors of the Parent nor (b) appointed by directors so nominated; or (ii) the failure of the Parent to own, directly or indirectly through one or more Subsidiaries, 100% (or, with respect to Foreign Subsidiaries organized in a country which requires there to be at least two shareholders, 99%) of the outstanding Capital Stock of each of the other Loan Parties; or (iii) any Person or group of Persons (as determined in accordance with Section 13 and 14 of the Securities Exchange Act of 1934) shall be the beneficial owners (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of 25% or more of the aggregate voting power of the Capital Stock of the Parent; or (iv) the chief executive officer or chief financial officer of the Parent shall for any reason cease to serve in such Person’s capacity as such and the Parent shall fail within one hundred twenty (120) days of the date that such Person ceases to serve in such capacity to retain a replacement for such Person who is reasonably acceptable to the Agent.

"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

"Commitments" means, with respect to each Lender, such Lender's Term Loan A Commitment and Term Loan B Commitment.

"Compliance Certificate" means a certificate signed by an Authorized Officer, in substantially the form of Exhibit D annexed hereto, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.03, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

"Consolidated EBITDA" means, with respect to any Person for any period, (i) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (ii) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period: (A) Consolidated Net Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation expense determined on a consolidated basis in accordance with GAAP, and (D) amortization expense determined on a consolidated basis in accordance with GAAP.

"Consolidated Funded Indebtedness" means, with respect to any Person at any date, all Indebtedness of such Person, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the sole option of such Person to a date more than one year from such date, including, in any event, with respect to the Parent and its Subsidiaries, the Revolving Credit Indebtedness.

"Consolidated Net Income" means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any non-cash extraordinary or non recurring gains or losses, (b) non-cash gains or losses recognized in respect of any foreign currency transaction adjustments as a result of the application of FASB No. 52, and (c) non-cash restructuring charges.

"Consolidated Net Interest Expense" means, for any period for any Person, the sum, without duplication (determined without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness of such Person accrued or paid during such period (whether or not actually paid during such period), but excluding capitalized debt acquisition costs (including fees and expenses related to this Agreement) plus (b) the net amounts payable (or minus the net amounts receivable) in respect of Hedging Agreements relating to interest rate protection accrued by such Person during such period (whether or not actually paid or received during such period) excluding reimbursement of legal fees and other similar transaction costs and excluding payments required by reason of the early termination of Hedging Agreements in effect on the date hereof plus (c) the fees payable pursuant to the Fee Letter (other than the closing fee described in paragraph (a) thereof), and the "Unused Line Fee," the "Fronting Fee," the "Agent's Fee" (as such terms are defined under the Revolving Credit Documents) and the fees payable pursuant to Section 2.8(d) of the Revolving Credit Agreement during such period.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase Property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

"Contribution Agreement" means the Contribution Agreement, dated as of the Effective Date, duly executed by each Loan Party, substantially in the form of Exhibit I.

"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to the Agent, executed and delivered by the applicable Loan Party, the Agent, and the applicable securities intermediary with respect to a securities account or a bank with respect to a deposit account.

"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding (i) any sales of Inventory or Demo Equipment (as such term is defined in the Intercreditor Agreement) in the ordinary course of business on ordinary business terms, (ii) the use of Cash and Cash Equivalents in the ordinary course of business, (iii) any sales of assets that are subject to Permitted Liens having a priority senior to the Lien of the Agent thereon and (iv) any sale, disposition or transfer of assets by a Loan Party to a Borrower, by a Guarantor to another Guarantor or by a Subsidiary (other than a Loan Party) to another Subsidiary (other than a Loan Party), in each case to the extent permitted hereunder.

"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

"Dollar Equivalent" means, on any particular date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any amount denominated in Pounds Sterling, Canadian Dollars or Euros, the amount (as conclusively ascertained by the Agent absent manifest error) of Dollars which could be purchased by the Agent (in accordance with its normal banking practices) in the London or United States foreign currency exchange markets with such amount of such currency at the spot rate of exchange prevailing at or about 11:00 a.m. (London time) on such date.

"Domestic Subsidiary" means any Subsidiary of the Parent organized under the laws of the United States.

"Effective Date" means the date, on or before May 9, 2003, on which all of the conditions precedent set forth in Section 5.01 are satisfied or waived and the Loans are made.

"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"Equity Rights" means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders' or voting trust agreements) for the issuance or sale of, any additional shares of Capital Stock of any class, or partnership or other ownership interests of any type in, such Person, and any securities convertible into any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

"Euro" or "e" means the euro referred to in the Council Regulation (EC) No. 1103/97 dated 17 June 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of the Economic and Monetary Union.

"Event of Default" means any of the events set forth in Section 9.01.

"Excess Cash Flow" means, with respect to the Borrowers and their Subsidiaries, for any period, (i) Consolidated EBITDA of such Persons, plus (ii) extraordinary or non-recurring cash receipts to the extent paid in cash during such period and not included in Consolidated EBITDA, plus (iii) cash charges in excess of $1,000,000 (in the aggregate) arising from or related to the SEC investigation of certain accounting practices of the Loan Parties prior to the Effective Date that are incurred by the Loan Parties during Fiscal Year 2004 and thereafter, plus (iv) reductions to working capital other than cash (i.e., the decrease, if any, in current assets (on a consolidated basis) less current liabilities (on a consolidated basis) from the beginning to the end of such period), less (v) the amount of any cash income and franchise taxes payable by such Persons with respect to such period, less (vi) all scheduled or mandatory payments on Indebtedness (other than payments made on the basis of Excess Cash Flow) permitted hereunder whether principal, interest, fees or otherwise, in each case during such period, less (vii) the cash portion of Capital Expenditures made by such Persons during such period to the extent permitted to be made under this Agreement, less (viii) extraordinary or non-recurring expenses and losses to the extent paid in cash during such period and not included in Consolidated EBITDA, less (ix) additions to working capital other than cash (i.e., the increase, if any, in current assets (on a consolidated basis) less current liabilities (on a consolidated basis) from the beginning to the end of such period), less (x) payments made by such Persons during such period for post employment benefits and contributions to pensions.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Existing Agent" means Wachovia Bank, N.A., as agent for the lenders party to the Existing Credit Facility.

"Existing Credit Facility" means that certain Amended and Restated Credit Agreement dated as of March 14, 2001, among the Parent, the lenders party thereto from time to time and the Existing Agent, as the same has been amended prior to the date hereof.

"Extraordinary Receipts" means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(b)(ii) hereof), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement.

"Facility" means (i) each parcel of real property owned by a Loan Party and located in Muskogee, Oklahoma and (ii) that certain parcel of real property known as Lot # 1 owned by a Loan Party and located in South Windsor, Connecticut, including, without limitation in each case, the land on which each such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with each such facility, all whether now or hereafter existing.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

"Fee Letter" means that certain fee letter, dated as of the Effective Date, among the Borrowers and the Agent, in form and substance satisfactory to the Agent.

"Field Survey and Audit" means a field survey and audit of the Loan Parties and an appraisal of the Collateral performed by auditors, examiners and/or appraisers selected by the Revolving Credit Agent.

"Final Maturity Date" means May 9, 2007, or such earlier date on which any Loan shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

"Financial Statements" means (i) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended April 30, 2002, and the related consolidated statement of operations, shareholders' equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the 3 and 9 months ended January 31, 2003, and the related consolidated statement of operations and cash flows for the 3 and 9 months then ended.

"First Priority" means, with respect to any Lien created or purported to be created in any Collateral hereunder or pursuant to any Loan Document, that such Lien is the most senior Lien (other than Permitted Liens) to which such Collateral is subject.

"Fiscal Year" means the fiscal year of the Parent and its Subsidiaries ending on April 30 of each year.

"Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) (i) Consolidated EBITDA of the Loan Parties and their Subsidiaries for such period minus (ii) the aggregate amount of all Non-Financed Capital Expenditures of the Loan Parties and their Subsidiaries during such period minus (iii) the aggregate amount accrued or paid, or required to be accrued or paid (without duplication), in cash in respect of the current portion of all income taxes for such period (but not less than zero) minus (iv) the aggregate amount of dividends and distributions permitted to be paid under Section 7.02(f) and actually paid during such period to (b) the sum for the Loan Parties and their Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of (i) the aggregate amount of Consolidated Net Interest Expense of the Loan Parties and their Subsidiaries for such period, (ii) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capitalized Lease Obligations) paid or required to be paid by the Loan Parties and their Subsidiaries during such period, and (iii) the amount of any cash payment required to be made by the Loan Parties and their Subsidiaries during the twelve (12) month-period following the period for which the Fixed Charge Coverage Ratio is being determined with respect to underfunded pension liability.

"Foreign Subsidiary" means any Subsidiary of the Parent other than a Domestic Subsidiary.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

"GECC Permitted Change" means an amendment of the Vendor Program Agreement described in the definition of GECC Vendor Program Arrangement, which amendment does not include or result in, directly or indirectly, (a) any increase in the upper limit of contingent liability of the Loan Parties to an amount above $85,000,000, (b) any provision for liability of the Loan Parties which is currently contingent liability to become primary, direct or absolute liability, except upon the terms and conditions set forth in such Vendor Program Agreement as in effect on the Effective Date, (c) any material increase in the fees or other amounts directly or indirectly payable by the Loan Parties pursuant to or in connection with the GECC Vendor Program Arrangement, (d) the granting of any Lien to secure any of the liabilities of the Loan Parties under the GECC Vendor Program Arrangement, or (e) any change that could reasonably be expected to result in a Material Adverse Effect, it being understood that the addition, as parties to such Vendor Program Agreement, of one or more Loan Parties which are not parties to such Vendor Program Agreement as of the Effective Date will not be deemed to be expected to result in a Material Adverse Effect.

"GECC Program Default" means any event or circumstance that constitutes an event of default under the Vendor Program Agreement referred to in the definition of GECC Vendor Program Arrangement.

"GECC Vendor Program Arrangement" means the arrangements and transaction pertaining to loan and lease financing for purchasers of equipment manufactured by the Borrowers and certain of their Domestic Subsidiaries described in the Vendor Program Agreement between the Borrowers, certain Domestic Subsidiaries of the Borrowers, and General Electric Capital Corporation dated August 17, 1992, as in effect on the Effective Date and as thereafter amended by GECC Permitted Changes or with the consent of the Agent, which arrangement includes, as of the Effective Date, an $85,000,000 upper limit on the amount of contingent liability permitted thereunder.

"Governmental Authority" means any nation or government, any foreign, federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee" means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligations in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

"Guaranteed Obligations" has the meaning specified therefor in Section 11.01.

"Guarantor" means (i) each Domestic Subsidiary of a Borrower listed as a "Guarantor" on the signature pages hereto, (ii) each Foreign Subsidiary of a Borrower listed on Schedule 1.01(C), and (iii) each other Person which guarantees, pursuant to Section 7.01(o) or otherwise, all or any part of the Obligations.

"Guaranty" means (i) the guaranty of each Guarantor party hereto contained in ARTICLE XI hereof, and (ii) each guaranty substantially in the form of Exhibit A, made by any other Guarantor in favor of the Agent for the benefit of the Lenders pursuant to Section 7.01(o) or otherwise.

"Hazardous Material" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Highest Lawful Rate" means, with respect to the Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to the Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; and (xi) all obligations referred to in clauses (i) through (x) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

"Indemnified Matters" has the meaning specified therefor in Section 12.15.

"Indemnitees" has the meaning specified therefor in Section 12.15.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Intellectual Property" means all foreign and domestic (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same; (ii) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including without limitation divisions, continuations, continuations-in-part and renewal applications, and including without limitation renewals, extensions and reissues; (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists (collectively, "Trade Secrets"); (iv) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by a Loan Party in favor of the Agent for the benefit of the Lenders substantially in the form of Exhibit K.

"Intercreditor Agreement" means the Intercreditor Agreement, substantially in the form of Exhibit J, by and among the Borrowers, the Agent and the Revolving Credit Agent.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

"Inventory" means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

"Investment" means, for any Person: (a) the acquisition (whether for cash, Property, services, securities or otherwise) of bonds, notes, debentures, partnership, limited liability company or other ownership interests or other securities or Capital Stock of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business, provided that in no event shall the term of any such inventory or supply advance, loan or extension of credit exceed 180 days); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

"Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

"Leasehold Property" means any leasehold interest of any Loan Party as lessee under any lease of real property.

"Lender" has the meaning specified therefor in the preamble hereto.

"Liabilities" has the meaning specified therefor in Section 2.07.

"Licensed Intellectual Property" has the meaning specified therefor in Section 6.01(e)(ii).

"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

"Loan" means the Term Loan A and the Term Loan B made by the Lenders to the Borrowers pursuant to ARTICLE II hereof.

"Loan Account" means an account maintained hereunder by the Agent on its books of account at the Payment Office and, with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

"Loan Document" means this Agreement, any Guaranty, any Security Agreement, any Pledge Agreement, any Mortgage, any UCC Filing Authorization Letter, the Fee Letter, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Contribution Agreement, each document listed on Schedule 1.01(D) hereto and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

"Loan Party" means any Borrower and any Guarantor.

"Material Adverse Effect" means a material adverse effect on any of (a) the operations, business, assets, properties, condition (financial or otherwise) or prospects of (i) the Parent or (ii) the Loan Parties taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to pay or perform any of their obligations under this Agreement or the other Loan Documents to which any of them is a party, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of the Agent or any Lender under this Agreement or any other Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Agent for the benefit of the Lenders on any of the Collateral.

"Material Contract" means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days' notice without penalty or premium) and (ii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.

"Material Indebtedness" means Indebtedness (other than the Loans), including, without limitation, obligations in respect of one or more Hedging Agreements, in an aggregate principal amount exceeding $2,500,000. For purposes of determining Material Indebtedness, (a) the "principal amount" of the obligations of any Person in respect of a Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time, and (b) all Indebtedness owed by a Person and its Affiliates to another Person and its Affiliates shall be aggregated and all of such Indebtedness shall be Material Indebtedness if such aggregate exceeds $2,500,000.

"Material Leasehold Property" means any Leasehold Property with respect to which the aggregate payments required to be made by any Loan Party pursuant to the lease thereof exceeds $250,000 in any Fiscal Year.

"Material Owned Property" means any real property owned by any Loan Party (other than the real property in Tolland, Connecticut and Achern, Germany that is owned by the Loan Parties on the Effective Date) that is determined by the Agent to have a fair market value in excess of $100,000 or to otherwise be of material importance to the operations of the Loan Parties following the Effective Date.

"Material Rental Obligations" means the obligations of any Loan Party to pay rent under any lease relating to any Material Leasehold Property.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgage" means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance satisfactory to the Agent, made by a Loan Party in favor of the Agent for the benefit of the Lenders, securing the Obligations and delivered to the Agent pursuant to Section 5.01(d), Section 7.01(m), Section 7.01(o) or otherwise.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

"Net Cash Proceeds" means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable fees and expenses related thereto incurred by such Person or such Subsidiary in connection therewith, and (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, and (B) transfer taxes paid by such Person or such Subsidiary in connection therewith; in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

"Non-Financed Capital Expenditures" means Capital Expenditures paid in cash and not financed with Indebtedness for borrowed money; provided that Capital Expenditures financed with the proceeds of Revolving Credit Loans shall be deemed to constitute "Non-Financed Capital Expenditures" for purposes of this Agreement.

"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agent and the Lenders, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees (including the fees provided for in the Fee Letter), attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that the Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

"Operating Lease Obligations" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

"Owned Intellectual Property" has the meaning specified therefor in Section 6.01(e)(ii).

"Parent" has the meaning specified therefor in the preamble hereto.

"Participant Register" has the meaning specified therefor in Section 12.07(b)(v).

"Payment Office" means the Agent's office located at 450 Park Avenue, 28th Floor, New York, New York 10022, or at such other office or offices of the Agent as may be designated in writing from time to time by the Agent to the Administrative Borrower.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Permitted Book Entry Amount" means (a) $10,000,000 between the Effective Date and the first anniversary of the Effective Date, and (b) on and after the first anniversary of the Effective Date, the sum of (i) $10,000,000, plus (ii) the product of (x) $1,000,000 multiplied by (y) the number of anniversaries of the Effective Date that have occurred since the Effective Date.

"Permitted Indebtedness" has the meaning set forth in Section 7.02(a).

"Permitted Investments" means:

(a) marketable direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or the United Kingdom (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or the United Kingdom), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's or from Moody's;

(c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $1,000,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) advances, loans and extensions of credit to any officer or employee of the Loan Parties, if all of such advances, loans and extensions of credit are permitted by applicable law and the aggregate outstanding amount of all such advances, loans and extensions of credit (excluding travel advances in the ordinary course of business and advances to officers and employees of legal defense costs permitted by Section 33-773 and 33-776 of the Connecticut Business Corporation Act) does not exceed $500,000 after the Effective Date;

(f) investments in money market mutual funds having assets in excess of $2,500,000,000 and that are rated AAA by Standard & Poor's; and

(g) investments constituting Permitted Indebtedness.

"Permitted Liens" has the meaning set forth in Section 7.02(b).

"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

"PIK Rate" means 2.0%; provided that on and after any date on which the Agent receives the Parent's financial statements required to be delivered pursuant to Section 7.01(a)(i), which financial statements establish that the Borrowers' Consolidated EBITDA exceeds $45,000,000, the PIK Rate shall be irrevocably reduced to 1.0%.

"Plan" means any Employee Plan or Multiemployer Plan.

"Pledge Agreement" means a Pledge and Security Agreement made by a Loan Party in favor of the Agent for the benefit of the Lenders, substantially in the form of Exhibit C, securing the Obligations and delivered to the Agent.

"Post-Default Rate" means, with respect to any Obligations, a rate of interest per annum equal to the rate of interest otherwise applicable to such Obligations pursuant to the terms of this Agreement plus 2.5%.

"Pounds Sterling" or "£" means the lawful currency of the United Kingdom.

"Property" means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.

"Pro Rata Share" means:

(a) with respect to a Lender's obligation to make the Term Loan A and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan A Commitment, by (ii) the Total Term Loan A Commitment,

(b) with respect to a Lender's obligation to make the Term Loan B and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan B Commitment, by (ii) the Total Term Loan B Commitment, and

(c) with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the unpaid principal amount of such Lender's portion of the Loans, by (ii) the aggregate unpaid principal amount of all Loans.

"Rating Agencies" has the meaning specified therefor in Section 2.07.

"Real Property Asset" means, at any time of determination, any and all real property owned or leased by the Loan Parties, including, without limitation, the land on which such real property is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such real property, all whether now or hereafter existing.

"Reference Bank" means JPMorgan Chase Bank, its successors or any other commercial bank designated by the Agent to the Administrative Borrower from time to time.

"Reference Rate" means the greater of (i) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate and (ii) 4.25%; provided, however, at no time shall the Reference Rate exceed 7.25%. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

"Register" has the meaning specified therefor in Section 12.07(b)(ii).

"Registered" means, with respect to any Intellectual Property, issued, registered, renewed or the subject of a pending application.

"Registered Loan" has the meaning specified therefor in Section 12.07(b)(ii).

"Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

"Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

"Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

"Required Lenders" means Lenders whose Pro Rata Share of the Loans aggregate at least 50.1% as determined pursuant to clause (c) of the definition of "Pro Rata Share".

"Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of, or other equity interest in, any Loan Party or any Subsidiary thereof now or hereafter outstanding, except a dividend payable solely in shares of stock or other equity interests, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of, or other equity interest in, any Loan Party or any Subsidiary thereof now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of, or other equity interest in, any Loan Party or any Subsidiary thereof, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, (v) the return of any class stock or other equity interest to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such and (vi) any payment made to any Affiliates of any Loan Party or any Subsidiary thereof in respect of management, consulting or other similar services provided to any Loan Party or any Subsidiary thereof.

"Revolving Credit Agent" means Fleet Capital Corporation.

"Revolving Credit Agreement" means the Credit and Security Agreement, dated as of even date herewith, by and among the Borrowers, the Guarantors, the Revolving Credit Lenders and the Revolving Credit Agent, as the same may be replaced, renewed or refinanced from time to time in accordance with Section 7.02(o) hereof.

"Revolving Credit Agreement Event of Default" means an "Event of Default", as such term is defined in the Revolving Credit Agreement.

"Revolving Credit Documents" means, collectively, (i) the Revolving Credit Agreement, and (ii) all other agreements, instruments, and other documents executed and delivered pursuant to the foregoing.

"Revolving Credit Indebtedness" means the Indebtedness of the Loan Parties owing to the Revolving Credit Agent and the Revolving Credit Lenders under the Revolving Credit Agreement.

"Revolving Credit Lenders" means the lenders party to the Revolving Credit Agreement.

"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

"Securitization" has the meaning specified therefor in Section 2.07.

"Securitization Parties" has the meaning specified therefor in Section 2.07.

"Security Agreement" means a Security Agreement made by a Loan Party in favor of the Agent for the benefit of the Lenders, substantially in the form of Exhibit B, securing the Obligations and delivered to the Agent.

"Solvent" means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

"Special Non-Cash Payments" means grants, rebates, commissions or other similar payments that are made by book entry, but which are not paid in cash or by transfer of any other assets, from Loan Parties to Subsidiaries of Loan Parties to ensure that such Subsidiaries remain in compliance with all local laws applicable to such Subsidiaries, including capital requirements.

"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Subordinated Indebtedness" means Indebtedness of any Loan Party the terms of which are satisfactory to the Agent and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (i) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Agent, or (ii) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Agent.

"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

"Taxes" means any and all present or future taxes, fees, levies, imposts, duties, compulsory loans, deductions, charges or withholdings imposed or levied by any Governmental Authority.

"Technology Systems" means the electronic data processing, business management, information, recordkeeping, communications and telecommunications systems (including all computer programs, software, databases, firmware, hardware and related documentation) which are used by the Loan Parties in their respective businesses.

"Term Loan A" means, collectively, the loans made by the Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(i).

"Term Loan A Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term Loan A to the Borrowers in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Term Loan B" means, collectively, the loans made by the Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(ii).

"Term Loan B Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term Loan B to the Borrowers in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Termination Event" means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

"Title Insurance Policy" means a mortgagee's loan policy, in form and substance satisfactory to the Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Agent, insuring the Lien created by a Mortgage in an amount (not to exceed 110% of the fair market value of the real property subject to such Mortgage) and on terms reasonably satisfactory to the Agent, delivered to the Agent.

"Total Commitment" means the sum of the Total Term Loan A Commitments and the Total Term Loan B Commitments.

"Total Term Loan A Commitment" means the sum of the Term Loan A Commitments.

"Total Term Loan B Commitment" means the sum of the Term Loan B Commitments.

"UCC Filing Authorization Letter" means a letter duly executed by each Loan Party authorizing the Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests purported to be created by each Security Agreement, each Pledge Agreement and each Mortgage.

"Uniform Commercial Code" has the meaning specified therefor in Section 1.03.

"WARN" has the meaning specified therefor in Section 6.01(r).

Section 1.02 Terms Generally . The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to "determination" by the Agent include good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms . Except as otherwise expressly provided in the definition of GAAP or otherwise herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Agent may otherwise determine.

Section 1.04 Time References . Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to the Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments . Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i) each Lender with a Term Loan A Commitment severally agrees to make its portion of the Term Loan A to the Borrowers on the Effective Date in the principal amount not to exceed the amount of such Lender's Term Loan A Commitment; and

(ii) each Lender with a Term Loan B Commitment severally agrees to make its portion of the Term Loan B to the Borrowers on the Effective Date, in the principal amount not to exceed the amount of such Lender's Term Loan B Commitment.

(b) Notwithstanding the foregoing:

(i) the aggregate principal amount of the Term Loan A made on the Effective Date shall not exceed the Total Term Loan A Commitment; and

(ii) the aggregate principal amount of the Term Loan B made on the Effective Date shall not exceed the Total Term Loan B Commitment. Any principal amount of the Loans which is repaid or prepaid may not be reborrowed.

Section 2.02 Making the Loans . Except as otherwise provided in this Section 2.02, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Term Loan A Commitment and the Total Term Loan B Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

Section 2.03 Repayment of Loans; Evidence of Debt.   (a)  The outstanding principal of the Loans shall be due and payable on the Final Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Agent and reasonably acceptable to the Administrative Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest. (a)  Term Loan A. The Term Loan A shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount is repaid in full, at a rate per annum equal to (i) the Reference Rate plus 6.0%, plus (ii) the PIK Rate, provided that the portion of such interest equal to the PIK Rate shall be paid-in-kind by being added to the outstanding principal amount of the Term Loan A. Any interest to be capitalized shall be capitalized on the date such interest is to be paid pursuant to Section 2.04(d) and added to the then outstanding principal amount of the Term Loan A and thereafter shall bear interest as provided hereunder as if it had originally been part of the outstanding principal of the Term Loan A.

(b) Term Loan B. The Term Loan B shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount is repaid in full, at a rate per annum equal to (i) the Reference Rate plus 7.5%, plus (ii) the PIK Rate, provided that the portion of such interest equal to the PIK Rate shall be paid-in-kind by being added to the outstanding principal amount of the Term Loan B. Any interest to be capitalized shall be capitalized on the date such interest is to be paid pursuant to Section 2.04(d) and added to the then outstanding principal amount of the Term Loan B and thereafter shall bear interest as provided hereunder as if it had originally been part of the outstanding principal of the Term Loan B.

(b) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) Interest Payment. Interest on each Loan (other than capitalized interest) shall accrue and be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the Effective Date and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. Each Borrower hereby authorizes the Agent to, and the Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder.

(e) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Prepayment of Loans .

(a) Optional Prepayment. The Borrowers may, upon at least three (3) Business Days' prior written notice to the Agent, prepay without penalty or premium the principal of the Loans, in whole or in part. Each prepayment made pursuant to this clause (a) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied pro rata between the Term Loan A and the Term Loan B.

(b) Mandatory Prepayment.

(i) Within ten (10) days of delivery to the Agent and the Lenders of financial statements pursuant to Section 7.01(a)(iii), commencing with the delivery to the Agent and the Lenders of the financial statements for the fiscal quarter ended July 31, 2003, or, if such financial statements are not delivered to the Agent and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), ten (10) days after the date such statements are required to be delivered to the Agent and the Lenders pursuant to Section 7.01(a)(iii), the Borrowers shall prepay the outstanding principal amount of the Loans, ratably, in an amount equal to 65% of the Excess Cash Flow of the Parent and its Subsidiaries for such fiscal quarter less the aggregate principal amount of all voluntary prepayments of the Loans during such fiscal quarter; provided, however, the Borrowers may reduce the amount of Excess Cash Flow applied to prepay the Loans or, if applicable, fail to make such prepayment pursuant to this Section 2.05(b)(i) if such reduction or failure, as the case may be, is required in order for the Borrowers to comply with the terms of Section 8.13(b) of the Revolving Credit Agreement (as such Section and the defined terms used therein exist on the date hereof).

(ii) Within 30 days after any Disposition by any Loan Party or its Subsidiaries pursuant to Section 7.02(d), the Borrowers shall prepay the outstanding principal amount of the Loans, ratably, in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition but only to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Agent as a prepayment of the Loans) shall exceed for all such Dispositions $100,000 during any Fiscal Year. Nothing contained in this subsection (ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance Section 7.02(d).

(iii) Within 30 days after the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts (other than Extraordinary Receipts comprising insurance proceeds) in an aggregate amount greater than $100,000 or Extraordinary Receipts comprising insurance proceeds in an aggregate amount greater than $250,000, in each case since the Effective Date, the Borrowers shall prepay the outstanding principal of the Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts, provided that Extraordinary Receipts comprising insurance proceeds shall not be required to be so prepaid on the date such proceeds are received by such Loan Party to the extent that (A) within 60 days from its receipt of such proceeds, such Loan Party shall commence to apply such proceeds to replace or restore the properties or assets used in such Person's business in respect of which such proceeds were paid if the Administrative Borrower delivers a certificate to the Agent within 30 days of such event stating that such proceeds shall be used to replace or restore any such properties or assets to be used in such Person's business within a period specified in such certificate not to exceed 365 days after the receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended) and (B) such proceeds are deposited in a deposit account subject to a Control Agreement. If all or any portion of such proceeds not so applied to the prepayment of the Loans are not so used within the period specified in the relevant certificate furnished pursuant hereto (not to exceed 365 days), such remaining portion shall prepay the outstanding principal of the Loans on the last day of such specified period. In addition, upon the occurrence and during the continuance of an Event of Default, the Agent may apply such proceeds to the prepayment of the Loans. Each prepayment pursuant to this subsection (iii) shall be applied pro rata between the Term Loan A and the Term Loan B.

(c) Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Loans to zero, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to the Fee Letter.

(d) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Fees . As and when due and payable under the terms of the Fee Letter, the Borrowers shall pay to the Agent the fees set forth in the Fee Letter.

Section 2.07 Securitization . The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a "Securitization") through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody's, Standard & Poor's or one or more other rating agencies (the "Rating Agencies"). The Loan Parties shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose additional costs on the Loan Parties and (ii) any such amendment or additional documentation does not adversely affect the rights, or increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the "Securitization Parties") for any losses, claims, damages or liabilities (the "Liabilities") to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lenders in connection with any Loan Document or arise out of or are based upon the omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

Section 2.08 Taxes .    All such payments shall be made free and clear of and without deduction for any present or future income, franchise, sales, use, excise, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to Federal, state, local or foreign law) or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or additional amounts, excluding taxes on the net income of any Lender or the Agent imposed by the jurisdiction in which such Lender or the Agent is organized or any political subdivision thereof or taxing authority thereof or any jurisdiction in which such Person's principal office is located or any political subdivision thereof or taxing authority thereof (such nonexcluded taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions, conditions, interest, penalties and additional amounts being hereinafter collectively referred to as "Taxes"). If any Loan Party shall be required to deduct or to withhold any Taxes from or in respect of any amount payable hereunder or under any other Loan Document,

(i) the amount so payable shall be increased so that after making all required deductions and withholdings (including Taxes on amounts payable pursuant to this sentence) the Lenders or the Agent, as the case may be, receive an amount equal to the sum they would have received had no such deduction or withholding been made,

(ii) such Loan Party shall make such deduction or withholding,

(iii) such Loan Party shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law, and

(iv) as promptly as possible thereafter, such Loan Party shall send the Lenders and the Agent an official receipt (or, if an official receipt is not available, such other documentation as shall be reasonably satisfactory to the Lenders or the Agent, as the case may be) evidencing payment of the amount or amounts so deducted or withheld. In addition, each Loan Party agrees to pay any present or future taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement or any other Loan Document other than the foregoing excluded taxes (hereinafter referred to as "Other Taxes").

(b) The Loan Parties hereby jointly and severally indemnify and agree to hold the Lenders and the Agent harmless from and against Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by any Lender or the Agent and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Lender or the Agent makes written demand therefor, which demand shall identify in reasonable detail the nature and amount of such Taxes or Other Taxes.

(c) Each Lender that is organized in a jurisdiction outside the United States hereby agrees that it shall, no later than the Effective Date or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, the date upon which such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Agent, but only if such Lender is legally able to do so), deliver to the Administrative Borrower and the Agent either  two accurate, complete and signed copies of either (x) U.S. Internal Revenue Service Form W-8ECI or successor form, or (y) U.S. Internal Revenue Service Form W-8BEN or successor form, in each case, indicating that such Lender is on the date of delivery thereof entitled to receive payments of interest hereunder free from, or subject to a reduced rate of, withholding of United States Federal income tax or  in the case of such a Lender that is entitled to claim exemption from withholding of United States Federal income tax under Section 871(h) or Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Lender is (A) not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) not a "10 percent shareholder" of the Parent within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (C) not a controller foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code and (y) two accurate, complete and signed copies of U.S. Internal Revenue Service Form W-8BEN or successor form.

(d) If any Loan Party fails to perform any of its obligations under this Section 2.08, the Loan Parties shall indemnify the Lenders and the Agent for any taxes, interest or penalties that may become payable as a result of any such failure. The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01 Audit and Collateral Monitoring Fees . The Borrowers acknowledge that pursuant to Section 7.01(f), representatives of the Agent may, upon reasonably prior notice (so long as no Default or Event of Default has occurred and is continuing), visit any or all of the Loan Parties and conduct inspections, valuations or examinations of any or all of the Loan Parties at any time and from time to time in a manner so as to not unduly disrupt the business of the Loan Parties. The Borrowers agree to pay (i) $1,500 per day per examiner plus the examiner's out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (ii) the Agent's out-of-pocket costs and reasonable expenses incurred in connection with all such visits, valuations, inspections, and examinations, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers shall not be obligated to pay more than $30,000 in the aggregate for any twelve month period in connection with visits, audits, inspections, valuations or field examinations conducted by or on behalf of the Agent pursuant to this Agreement.

Section 4.02 Payments; Computations and Statements . The Borrowers will make each payment under this Agreement not later than 1:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Agent's Account. All payments received by the Agent after 1:00 p.m. (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowers without set-off, counterclaim, deduction or other defense to the Agent and the Lenders. Except as provided in Section 2.02, after receipt, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Agent to, and the Agent may, from time to time after the occurrence and during the continuance of an Event of Default, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document. Any amount charged to the Loan Account of the Borrowers shall be deemed a Loan hereunder made by the Lenders to the Borrowers, funded by the Agent on behalf of the Lenders and shall be added to the then outstanding principal amount of the Loans and thereafter shall bear interest as provided hereunder as if it had originally been part of the outstanding principal of the Term Loan B. The Lenders and the Borrowers confirm that any charges which the Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Agent's discretion. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(a) The Agent shall provide the Administrative Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of all Loans made to the Borrowers, the amounts and dates of all payments on account of the Loans during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans during such month, specifying the face amount thereof, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct unless objected to within thirty (30) days after the same is sent and, after such thirty (30) day period, shall be final and conclusive absent manifest error.

Section 4.03 Sharing of Payments, Etc . Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.04 Apportionment of Payments .  Subject to any written agreement among the Agent and/or the Lenders:

(a) all payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in the Fee Letter and the audit and collateral monitoring fee provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due to the Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Term Loan A until paid in full; (iv) fourth, ratably to pay principal of the Term Loan A until paid in full; (v) fifth, ratably to pay interest due in respect of the Term Loan B until paid in full; (vi) sixth, ratably to pay principal of the Term Loan B until paid in full; and (vii) seventh, to the ratable payment of all other Obligations then due and payable.

(c) In each instance, so long as no Event of Default has occurred and is continuing, Section 4.04(b) shall not be deemed to apply to any payment by the Borrowers specified by the Administrative Borrower to the Agent to be for the payment of Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of any Loan in accordance with the terms and conditions of Section 2.05.

(d) For purposes of Section 4.04(b), "paid in full" with respect to interest shall include interest accrued after the commencement of any Insolvency Proceeding irrespective of whether a claim for such interest is allowable in such Insolvency Proceeding.

(e) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05 Increased Costs and Reduced Return.  (a)  If any Lender or the Agent shall have reasonably determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or the Agent or any Person controlling any such Lender or the Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender or the Agent or any Person controlling any such Lender or the Agent (in each case, whether or not having the force of law), shall (i) subject any Lender or the Agent, or any Person controlling any such Lender or the Agent to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or the Agent, or change the basis of taxation of payments to any Lender or the Agent or any Person controlling any such Lender or the Agent of any amounts payable hereunder (except for taxes on the overall net income of any Lender or the Agent or any Person controlling any such Lender or the Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender or the Agent or any Person controlling any such Lender or the Agent or (iii) impose on any Lender or the Agent or any Person controlling any such Lender or the Agent any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Lender or the Agent of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by any Lender or the Agent hereunder, then, upon demand by any such Lender or the Agent, the Borrowers shall pay to such Lender or the Agent such additional amounts as will compensate such Lender or the Agent for such increased costs or reductions in amount.

(b) If any Lender or the Agent shall have determined that any Capital Guideline or the adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or the Agent or any Person controlling such Lender or the Agent with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender or the Agent or any Person controlling such Lender or the Agent, and any Lender or the Agent determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained or any Lender's or the Agent's or any such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Lender's or the Agent's any such other controlling Person's capital to a level below that which such Lender or the Agent or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Lender's, the Agent's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Lender's, the Agent's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by any Lender or the Agent, the Borrowers shall pay to such Lender or the Agent from time to time such additional amounts as will compensate such Lender or the Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender's or the Agent's or such other controlling Person's capital.

(c) All amounts payable under this Section 4.05 shall bear interest from the date that is ten (10) days after the date of demand by any Lender or the Agent until payment in full to such Lender or the Agent at the Reference Rate. A certificate of such Lender or the Agent claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender or the Agent to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender's or the Agent's reasons for invoking the provisions of this Section 4.05, and, so long as such certificate reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error, shall be final and conclusive.

Section 4.06 Joint and Several Liability of the Borrowers.  (a)  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.06), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.06 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(b) The provisions of this Section 4.06 are made for the benefit of the Agent, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agent, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.06 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(c) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agent or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness . This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agent:

(a) Payment of Fees, Etc. The Borrowers shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 12.04 hereof and the Fee Letter.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to the Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the Loans shall not contravene any law, rule or regulation applicable to the Agent or any Lender.

(d) Delivery of Documents. The Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated the Effective Date:

(i) a Security Agreement, duly executed by each applicable Loan Party;

(ii) a Pledge Agreement, duly executed by each applicable Loan Party, together with the original stock certificates representing all of the common stock of such Loan Party's subsidiaries and all intercompany promissory notes of such Loan Parties required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(iii) the Intercompany Subordination Agreement, duly executed by each Loan Party;

(iv) each guaranty, security agreement, pledge agreement and each other document listed on Schedule 1.01(D), duly executed by each applicable Loan Party;

(v) a Mortgage duly executed by the applicable Loan Party, with respect to the Facility located in Muskogee, Oklahoma;

(vi) [intentionally omitted];

(vii) a commitment for the Title Insurance Policy with respect to the Mortgage securing the Facility located in Muskogee, Oklahoma, dated as of the Effective Date;

(viii) a UCC Filing Authorization Letter, duly executed by each applicable Loan Party, together with appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests purported to be created by each Security Agreement, each Pledge Agreement and each Mortgage;

(ix) certified copies of request for copies of information on Form UCC-11, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in paragraph (viii) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results shall not show any such Liens (other than Permitted Liens);

(x) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(xi) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(xii) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party certifying as to the subsistence in good standing of such Loan Party in such states, which certificates shall be certified as of a recent date not more than 30 days prior to the Effective Date;

(xiii) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organized number is issued in such jurisdiction;

(xiv) a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xv) (A) an opinion of Cummings & Lockwood LLC and Richard Treacy, Esq., counsel to the Loan Parties, substantially in the form of Exhibits F-1 and F-2 and as to such other matters as the Agent may reasonably request and (B) opinions of United Kingdom, Dutch, German and Canadian counsel to the Loan Parties, as to such matters as the Agent may reasonably request;

(xvi) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (b) of this Section 5.01;

(xvii) a copy of the Financial Statements and the financial projections described in Section 6.01(d) hereof, certified as of the Effective Date as true and correct by an Authorized Officer of the Parent;

(xviii) evidence of the insurance coverage required by Section 7.01(e) and the terms of each Security Agreement and the Mortgage securing the Facility located in Muskogee, Oklahoma and such other insurance coverage with respect to the business and operations of the Loan Parties as the Agent may reasonably request, in each case, where requested by the Agent, with such endorsements as to the named insureds or loss payees thereunder as the Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Agent may request;

(xix) a landlord waiver, in form and substance satisfactory to the Agent, with respect to each property listed on Schedule 5.01(d)(xix);

(xx) a collateral access agreement, in form and substance satisfactory to the Agent, with respect to each property listed on Schedule 5.01(d)(xx);

(xxi) copies of the Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Administrative Borrower, together with a certificate of an Authorized Officer of the Administrative Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its material obligations under such agreements;

(xxii) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Agent, together with a satisfaction of mortgage for each mortgage filed by the Existing Agent on the applicable Facility and UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Agent and covering any portion of the Collateral;

(xxiii) the Fee Letter, duly executed by each Borrower;

(xxiv) the Contribution Agreement, duly executed by each Loan Party;

(xxv) the Intercreditor Agreement, duly executed by the Agent, the Revolving Credit Agent and the Borrowers;

(xxvi)   such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agent in form and substance, as the Agent may reasonably request.

(e) Material Adverse Effect. The Agent shall have determined, in its sole reasonable judgment, that no event or development shall have occurred since January 31, 2003 which could reasonably be expected to have a Material Adverse Effect.

(f) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Loan Parties' business shall have been obtained and shall be in full force and effect.

(g) Proceedings; Receipt of Documents. All proceedings in connection with the making of the Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be reasonably satisfactory to the Agent and its counsel, and the Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agent or such counsel may reasonably request.

(h) Due Diligence. The Agent shall have completed its business, legal and collateral due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Agent, in its sole and absolute discretion. Without limiting the foregoing, the Agent shall have received a Field Survey and Audit, dated not earlier than 30 days prior to the Effective Date, and such Field Survey and Audit and the results thereof shall be acceptable to the Agent, in its sole and absolute discretion.

(i) Revolving Credit Documents; Excess Availability. On or prior to the Effective Date, there shall have been delivered to the Agent true and correct copies of all Revolving Credit Documents as in effect on the Effective Date, and all terms and provisions of the Revolving Credit Documents as in effect on the Effective Date shall be in form and substance satisfactory to the Agent and the Required Lenders and shall not have been amended, modified or otherwise changed without the prior written consent of the Agent and the Required Lenders. After giving effect to all Loans to be made on the Effective Date (i) the Excess Availability (as defined in the Revolving Credit Agreement) of the Loan Parties shall not be less than $10,000,000, (ii) the Loan Parties shall have unrestricted Cash and Cash Equivalents in an aggregate amount of not less than $10,000,000 and (iii) all liabilities of the Loan Parties (other than intercompany liabilities) shall not be past due unless such liabilities are the subject of a bona fide dispute for which adequate reserves have been set aside for the payment thereof in accordance with GAAP. The Parent shall deliver to the Agent a certificate of the chief financial officer of the Parent certifying as to the matters set forth in clauses (i), (ii) and (iii) above and containing the calculation of Excess Availability (as defined in the Revolving Credit Agreement).

Section 5.02 Conditions Subsequent to All Loans . The obligation of the Agent or any Lender to continue to maintain the Loans after the Effective Date is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):

(a) Within 30 days of the Effective Date, deliver to the Agent (i) an ALTA survey of the Facility located in Muskogee, Oklahoma, providing Agent with the scope of the survey, the surveyor's certification with respect to such survey and substantive information that is reasonably satisfactory to Agent and (ii) endorsements to the Title Insurance Policy covering the Mortgage on such Facility, reflecting such survey and providing Agent with the scope of coverage (with respect to survey related matters) that is reasonably satisfactory to the Agent;

(b) Within 45 days of the Effective Date, deliver to the Agent (ii) a Mortgage duly executed by the applicable Loan Party, with respect to the Facility (known as Lot #1) located in South Windsor, Connecticut and (ii) a commitment for the Title Insurance Policy with respect to such Mortgage;

(c) Within 60 days of the Effective Date, deliver to the Agent evidence of the recording of the Mortgage securing the Facility located in Muskogee, Oklahoma, in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Agent and the Lenders thereunder;

(d) Within 75 days of the Effective Date, deliver to the Agent (i) an ALTA survey of the Facility described in clause (b) above providing Agent with the scope of the survey, the surveyor's certification with respect to such survey and substantive information that is reasonably satisfactory to Agent, (ii) endorsements to the Title Insurance Policy covering the Mortgage described in clause (b) above, reflecting such survey and providing Agent with the scope of coverage (with respect to survey related matters) that is reasonably satisfactory to the Agent and (iii) evidence of the recording of the Mortgage described in clause (b) above, in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Agent and the Lenders thereunder; and

(e) [insert other post-closing items (if any)]

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties . Each Loan Party represents and warrants to the Agent and the Lenders, as to itself and each other Loan Party, that, as of the Effective Date:

(a) Organization, Good Standing, Etc. Each Loan Party (i) has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, (ii) has all requisite power and authority to own its Property and carry on its business as now conducted and as currently contemplated and (iii) is qualified to do business in, and is in good standing and duly authorized to do business in, every jurisdiction where such qualification is required, except where the failure to have such power or authority or to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization; Enforceability.  The borrowing of the Loans and the grant of security interests pursuant to the Loan Documents are within the power and authority of the Loan Parties and have been duly authorized by all necessary action on the part of the Loan Parties. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by the Loan Parties and constitute legal, valid and binding obligations of the Loan Parties, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Governmental Approvals; No Conflicts.  The execution and performance of this Agreement and the other Loan Documents and the borrowing of the Loans and the grant of Liens pursuant to this Agreement and the other Loan Documents (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority which has not been obtained, except for Uniform Commercial Code filings and other filings required in order to perfect the Liens granted hereunder, (ii) will not violate any applicable law, policy or regulation or the organizational documents of the Loan Parties or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon any of the Loan Parties, or any of their assets, or give rise to a right thereunder to require any payment to be made by any of the Loan Parties, (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties and (v) except for the Liens created by the Loan Documents, will not result in the creation or imposition of any Lien on any asset of any of the Loan Parties.

(d) Financial Condition; No Material Adverse Change.

(i) The Loan Parties have heretofore delivered to the Lenders the following financial statements:

(A) the Financial Statements;

(B) the unaudited consolidated balance sheet and statements of operations and cash flows of the Parent and its Subsidiaries as of and for the Fiscal year-to-date period ended January 31, 2003, certified by an Authorized Officer that such financial statements fairly present the financial condition of the Parent and its Subsidiaries as at such date and the results of the operations of the Parent and its Subsidiaries for the period ended on such date and that all such financial statements, including the related schedules and notes thereto have been prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved, except as disclosed on Schedule 6.01(d); and

(C) the projected consolidated balance sheets, statements of operations and cash flows for the Parent and its Subsidiaries on a monthly basis for Fiscal Year 2004.

Except as disclosed on Schedule 6.01(d), such financial statements (except for the projections referred to in clause (C) of this Section 6.01(d)) present fairly (and upon delivery thereof, each financial statement delivered pursuant to Section 7.01(a) will present fairly), in all material respects, the respective consolidated financial position and results of operations and cash flows of the respective entities as of such respective dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of such unaudited or pro forma statements. The projections were prepared by the Parent in good faith and were based on assumptions that were reasonable when made.

(ii) Except as disclosed on Schedule 6.01(d), since April 30, 2002, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of any of the Loan Parties.

(iii) None of the Loan Parties has on the date hereof any contingent liabilities, liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected or provided for in the balance sheet referred to in clause (d)(ii) of this Section 6.01 or as described in Schedule 6.01(d) or as otherwise permitted pursuant to this Agreement.

(e) Properties.

(i) Each Loan Party has good and marketable title to, or valid, subsisting and enforceable leasehold interests in, or licenses or other valid rights to, all of its Properties that are material to its business, free and clear of all Liens, except Permitted Liens. Substantially all machinery and equipment of the Loan Parties is in good operating condition and repair, and all necessary replacements of and repairs thereto have be made so as to preserve and maintain the value and operating efficiency of such machinery and equipment.

(ii) Except as set forth on Schedule 6.01(e)(ii) hereto, each Loan Party owns or licenses or otherwise has the valid right to use all Intellectual Property and Technology Systems that are necessary for the operation of its business as currently conducted or contemplated without, to such Loan Party's knowledge, infringement upon or conflict with the rights of any other Person with respect thereto. Set forth on Schedule 6.01(e)(ii) is a complete and accurate list as of the Effective Date of all material or Registered Intellectual Property (other than confidential and proprietary information, Trade Secrets and know-how) that is owned by a Loan Party (the "Owned Intellectual Property") and all Material Contracts relating to Intellectual Property licensed from third parties, including with respect to Technology Systems (the "Licensed Intellectual Property"). Except as set forth on Schedule 6.01(e)(ii), no licensed Intellectual Property is required in order to conduct the business of each Loan Party as currently conducted or contemplated as of the Effective Date other than the Licensed Intellectual Property. No party to any Material Contract relating to Licensed Intellectual Property has given any Loan Party notice of its intention to cancel, terminate or fail to renew any such Material Contract. To the Loan Parties' knowledge, neither the business of each Loan Party as currently conducted or contemplated, nor any slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party, infringes upon or conflicts with any rights owned by any other Person. None of the Loan Parties has received notice of any claim or litigation regarding any of the foregoing, nor is any such claim or litigation pending or, to such Loan Party's knowledge, threatened except as set forth on Schedule 6.01(e)(ii). All material Owned Intellectual Property is valid, subsisting and enforceable, and no material Registered Owned Intellectual Property has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting a Loan Party's rights thereto, or is the subject of any suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation or other proceeding. The Loan Parties have timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Registered Owned Intellectual Property. All documentation necessary to confirm and effect each Loan Party's ownership of Owned Intellectual Property, if acquired from other Persons, has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and other official offices to the extent commercially reasonable and except where failure to do so would not be material to the conduct of the business of such Loan Party as currently conducted or contemplated or adversely affect the validity, value or enforceability of any material Owned Intellectual Property. Each Loan Party has taken all reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in its business (collectively, "Business Trade Secrets") (including without limitation entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to the Business Trade Secrets). To each Loan Party's knowledge, the Business Trade Secrets have not been disclosed to any Persons other than such Loan Party's employees or contractors who had a need to know and use such Business Trade Secrets in the ordinary course of employment or contract performance and who executed appropriate confidentiality agreements.

(iii) As of the date hereof, Schedule 6.01(e)(iii) annexed hereto contains a true, accurate and complete list of (A) all Real Property Assets, whether owned or leased, and (B) all Leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Leasehold Property, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 6.01(e)(iii), (I) each agreement listed pursuant to clause (B) of the immediately preceding sentence is in full force and effect, (II) the Loan Parties have no knowledge of any default that has occurred and is continuing thereunder, (III) no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease, (IV) as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any Loan Party (and, to such Loan Party's knowledge, any other party) under any such Lease, (V) each such agreement constitutes the legal, valid and binding obligation of each applicable Loan Party and enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles. Schedule 6.01(e)(iii) sets forth with respect to each Lease pertaining to a Material Leasehold Property, the commencement date, termination date, renewal options (if any) and annual base rents. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(e)(iii).

(f) Litigation; Environmental Matters.

(i) Except as set forth on Schedule 6.01(f)(i), there are no Environmental Actions or other actions, suits or proceedings of any kind by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Loan Parties, threatened against or affecting any of the Loan Parties that (i) if adversely determined, could have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(ii) Except as set forth on Schedule 6.01(f)(i):

(A) none of the Loan Parties, or to the knowledge of the Loan Parties, any operator of the Real Property Assets currently or formerly owned, leased or operated by any of the Loan Parties or any predecessor-in-interest or any operations thereon is in violation or alleged violation, in any material respect, of any Environmental Laws;

(B) none of the Loan Parties has become subject to any Environmental Liabilities and none of the Loan Parties knows of any basis for any Environmental Liabilities, in each case, which would have a Material Adverse Effect;

(C) none of the Loan Parties has received notice from any third party including, without limitation, any Governmental Authority, (I) that any one of them has been identified by a Governmental Authority as a potentially responsible party under Environmental Law; (II) that any Loan Party or any predecessor-in-interest has generated, transported or disposed of any Hazardous Materials at any site at which a Governmental Authority has conducted or has ordered a party to conduct a Remedial Action, removal or other response action pursuant to any Environmental Law; or (III) that any Loan Party is or will be a named party to any Environmental Action arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Materials;

(D) (I) no portion of the Real Property Assets currently or formerly owned, leased or operated by any Loan Party has been used for the generation, handling, processing, storage or disposal of Hazardous Materials except in material accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of the Real Property Assets currently or formerly owned, leased or operated by any Loan Party; (II) in the course of any activities conducted by the Loan Parties or operators of any of their properties, no Hazardous Materials have been generated or are being used on the Real Property Assets currently or formerly owned, leased or operated by any of Loan Parties except in material accordance with applicable Environmental Laws; (III) there have been no Releases or threatened Releases of Hazardous Materials on, upon, into or from the properties of any of the Loan Parties, which Releases would have a material adverse effect on the value of any of the Real Property Assets or adjacent properties; (IV) to the best knowledge of the Loan Parties, there have been no generation, storage, disposal or Releases on, upon, from or into any real property in the vicinity of any of the Real Property Assets which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, any Real Property Asset; and (V) in addition, any Hazardous Materials that have been generated on any of the Real Property Assets currently or formerly owned, leased or operated by any Loan Party or any predecessor-in-interest have been transported offsite only by carriers having an identification number issued by any Governmental Authority, treated or disposed of, to the knowledge of the Loan Parties, only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best knowledge of the Loan Parties, operating in material compliance with such permits and applicable Environmental Laws; and

(iii) neither the Loan Parties nor any of the Real Property Assets are subject to any applicable Environmental Law requiring the performance of Hazardous Material site assessments, or the removal or remediation of Hazardous Materials, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby.

(iv) Except as set forth in Schedule 6.01(f)(iv), (A) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party before any court or other Governmental Authority or any arbitrator that (I) if adversely determined, could have a Material Adverse Effect or (II) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (B) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g) Compliance with Laws and Agreements.  Except as set forth on Schedule 6.01(g), each Loan Party is in compliance with all laws, decrees, judgments, licenses, rules, regulations, policies, permits, approvals, and orders of any Governmental Authority applicable to it, its Property or the operation of its business and with all indentures, agreements and other instruments binding upon it or its Property (including, without limitation, any Revolving Credit Document or any Material Contract), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and no Default or Event of Default has occurred and is continuing.

(h) Investment and Holding Company Status  No Loan Party is (i) an "investment company" or an "affiliated company" or a "principal underwriter" of an "investment company", as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (iii) a "bank holding company" as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.

(i) Taxes  Except as set forth on Schedule 6.01(i), each Loan Party has timely made, filed or caused to be filed all Tax returns, declarations and reports required to have been filed or made and has paid or caused to be paid all Taxes required to have been paid by it, except (x) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, which reserves shall be acceptable to Agent, provided that any such contest operates to suspend the enforcement of compliance therewith, the collection thereof and the imposition of any penalty, fine or Lien with respect thereto, or (y) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

(j) ERISA. Except as set forth on Schedule 6.01(j), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agent, is complete and correct and fairly presents in all material respects the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agent, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 6.01(j), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment.

(k) Disclosure.  As of the Effective Date, the Loan Parties have disclosed to the Agent all (a) Material Contracts and (b) material corporate or other restrictions to which any Loan Party is subject on or after the Effective Date, and all other matters known to the Loan Parties, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. The organizational structure of each of the Loan Parties is as set forth on Schedule 6.01(l) annexed hereto. The information, reports, financial statements, exhibits and schedules furnished at or prior to the Effective Date in writing by or on behalf of the Loan Parties to the Agent in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, at the Effective Date, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not materially misleading. All written information furnished after the Effective Date by the Loan Parties to the Agent and/or the Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of pro-forma information and projections) prepared in good faith based on reasonable assumptions, on the date as of which such information is stated or certified. There is no fact known to the Loan Parties that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents, or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Agent for use in connection with the transactions contemplated hereby or thereby.

(l) Capitalization.  As of the Effective Date, the capital structures and ownership of the Loan Parties are correctly described on Schedule 6.01(l). As of the Effective Date, the authorized, issued and outstanding Capital Stock of the Loan Parties consists of the Capital Stock described on Schedule 6.01(l), all of which issued stock is duly and validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 6.01(l), as of the date hereof, (x) there are no outstanding Equity Rights with respect to any Loan Party and, (y) there are no outstanding obligations of any Loan Party to repurchase, redeem, or otherwise acquire any shares of Capital Stock of or other interest in any Loan Party, nor are there any outstanding obligations of any Loan Party to make payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market value or equity value of any Loan Party.

(m) Subsidiaries.

(i) Set forth on Schedule 6.01(m) is a complete and correct list of all Subsidiaries of each of the Loan Parties as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 6.01(m), (x) each Loan Party owns, free and clear of Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 6.01(m), (y) all of the issued and outstanding Capital Stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(ii) Except as set forth on Schedule 7.02(i), as of the date of this Agreement none of the Loan Parties is subject to any indenture, agreement, instrument or other arrangement containing any provision of the type described in Schedule 7.02(i) ("Restrictive Agreements"), other than any such provision the effect of which has been unconditionally, irrevocably and permanently waived.

(n) Material Indebtedness, Liens and Agreements.

(i) Schedule 6.01(n)(i) hereto contains a complete and correct list, as of the Effective Date, of all Indebtedness which equals or exceeds (or may equal or exceed) $250,000.

(ii) Schedule 6.01(n)(ii) hereto is a complete and correct list, as of the Effective Date, of each Lien (other than the Liens in favor of the Agent) securing Indebtedness of any Person and covering any Property of the Loan Parties, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in the appropriate part of Schedule 6.01(n)(ii).

(iii) Set forth on Schedule 6.01(n)(iii) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto.

(iv) To the extent requested by the Agent, true and complete copies of each Material Contract listed on the appropriate part of Schedule 6.01(n)(iii) have been delivered to the Agent, together with all amendments, waivers and other modifications thereto. All such Material Contracts (A) are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Loan Party that is a party thereto, (B) are not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto and (C) to the best knowledge of the Loan Parties, are binding upon the other parties thereto in accordance with their terms. The Loan Parties are not in default under any such Material Contracts.

(o) Federal Reserve Regulations.  No Loan Party is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The making of the Loans hereunder, the use of the proceeds thereof as contemplated hereby, and the security arrangements contemplated by the Loan Documents, will not violate or be inconsistent with any of the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

(p) Solvency.  As of the Effective Date and before and after giving effect to the Loans hereunder and under the Revolving Credit Agreement, and the other transactions contemplated hereby:

(i) the Loan Parties on a consolidated basis are, Solvent.;

(ii) neither the Loan Parties, on a consolidated basis, nor any individual Loan Party, will have an unreasonably small capital with which to conduct their business operations as heretofore conducted; and

(iii) the Loan Parties, on a consolidated basis, and each individual Loan Party will have sufficient cash flow to enable them to pay their debts as they mature.

(q) Force Majeure.  Since April 30, 2002, none of the business, properties and other assets of the Loan Parties have been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout or other labor trouble, embargo, sabotage, confiscation, contamination, riot, civil disturbance, activity of armed forces or act of God.

(r) Labor and Employment Matters.

(i) Except as set forth on Schedule 6.01(r), (A) no employee of the Loan Parties is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee, and the Loan Parties do not have any obligation under any collective bargaining agreement or other agreement with any labor union or any obligation to recognize or deal with any labor union, and there are no such contracts or other agreements pertaining to or which determine the terms or conditions of employment of any employee of the Loan Parties; (B) there are no pending or, to the best knowledge of the Loan Parties, threatened representation campaigns, elections or proceedings; (C) the Loan Parties do not have knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof, and no such activities occurred during the 24-month period preceding the date hereof; and (D) no Loan Party has engaged in, admitted committing or been held to have committed any unfair labor practice which could reasonably be expected to result in a Material Adverse Effect.

(ii) Except as set forth on Schedule 6.01(r), the Loan Parties have at all times complied in all material respects, and are in material compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, and payment and withholding of Taxes in connection with employment.

(iii) Except as set forth on Schedule 6.01(r), except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties have at all times complied with, and are in compliance with, all applicable laws, rules and regulations respecting occupational health and safety, whether now existing or subsequently amended or enacted, including, without limitation, the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq. and the state analogies thereto, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.

(iv) No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(s) Bank Accounts.  Schedule 6.01(s) lists all banks and other financial institutions at which any Loan Party maintains deposits and/or other accounts as of the Effective Date, and such Schedule correctly identifies the name and address of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

(t) Certain Transactions.  Except as disclosed in Schedule 6.01(t) and except for arm's length transactions pursuant to which a Loan Party makes payments in the ordinary course of business upon terms no less favorable than such Loan Party could obtain from third parties that are not Affiliates of any Loan Party, none of the officers, directors, or employees of any Loan Party is a party to any transaction with any Loan Party (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of any Loan Party, any Person in or of which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(u) Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change which in either case could reasonably be expected to result in a Material Adverse Effect.

(v) No Bankruptcy Filing. No Loan Party is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Loan Party's assets or Property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.

(w) [Intentionally Omitted]

(x) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(x) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(y) Tradenames. Schedule 6.01(y) hereto sets forth a complete and accurate list in all material respects as of the Effective Date of all tradenames used by each Loan Party.

(z) Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than those locations listed on Schedule 6.01(z). Schedule 6.01(z) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns.

(aa) Security Interests. Each Security Agreement creates in favor of the Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 5.01(d)(viii) and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, First Priority security interests (subject to the terms of the Intercreditor Agreement and the Security Agreement), and, except as set forth in Section 4 of the Security Agreement, no further recordings or filings with any Governmental Authority in the United States are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens.

(bb) Insurance. Each Loan Party keeps its Property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(bb) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(cc) Use of Proceeds. The proceeds of the Loans shall be used to refinance existing indebtedness of the Borrowers and to pay fees and expenses in connection with the transactions contemplated hereby.

(dd) Nature of Business. No Loan Party is engaged in any business other than those described in the Confidential Memorandum prepared by Fleet Securities, Inc. on behalf of the Borrowers and delivered to the Agent prior to the date hereof.

(ee) Adverse Agreements, Etc. No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or could reasonably be expected to have, a Material Adverse Effect.

(ff) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except where non-compliance could not reasonably be expected to cause a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is (to any Loan Party's knowledge) no claim that any thereof is not in full force and effect.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants . Until the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full, each Loan Party covenants and agrees with the Agent and the Lenders that:

(a) Financial Statements and Other Information.  The Loan Parties will furnish to the Agent and each Lender:

(i) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Parent:

(A) consolidated and consolidating statements of operations, consolidated statements of shareholders' equity and cash flows of the Parent and its Subsidiaries for such Fiscal Year and the related consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding Fiscal Year, and

(B) an unqualified (as such term is customarily used in accounting practice in the United States) opinion of KPMG or other independent certified public accountants of recognized national standing reasonably acceptable to the Agent stating that (I) the consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries as at the end of, and for, such Fiscal Year in accordance with GAAP and (II) in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (III) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof.

(ii) as soon as available and in any event within 30 days after the end of each month of each Fiscal Year of the Parent commencing with the first fiscal month of the Parent ending after the Effective Date:

(A) consolidated statements of operations and consolidated statements of cash flows of the Parent and its Subsidiaries for such month and for the period from the beginning of the respective Fiscal Year to the end of such month, and the related consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding Fiscal Year, and the corresponding figures for the forecasts most recently delivered to the Agent for such period, and

(B) a certificate of an Authorized Officer, which certificate shall state that said consolidated financial statements referred to in the preceding clause fairly present in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes);

(iii) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent:

(A) consolidated and consolidating statements of operations and consolidated statements of cash flows of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date and for the period from the beginning of the respective Fiscal Year to the end of such quarter, and the related consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding Fiscal Year, and the corresponding figures for the forecasts most recently delivered to the Agent for such period, and

(B) a certificate of an Authorized Officer, which certificate shall state that said consolidated financial statements referred to in the preceding clause fairly present in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes);

(iv) as soon as available and in any event within (A) 45 days after the end of each fiscal quarter, a Compliance Certificate duly executed by an Authorized Officer with respect to the quarterly financial statements delivered pursuant to subsection 7.01(a)(iii) above, and (B) 90 days after the end of each Fiscal Year, a Compliance Certificate duly executed by an Authorized Officer with respect to the annual financial statements delivered pursuant to subsection 7.01(a)(i) above;

(v) as soon as available and in any event within 60 days prior to the end of each Fiscal Year of the Parent, statements of forecasted consolidated income and cash flows for the Parent and its Subsidiaries for each fiscal month in such Fiscal Year and a forecasted consolidated balance sheet of the Parent and its Subsidiaries as of the last day of each fiscal month in such Fiscal Year, and a comparison of the projected Excess Availability (as defined in the Revolving Credit Agreement) as of the last day of each fiscal month in such Fiscal Year, together with supporting assumptions which were reasonable when made, all prepared in good faith in reasonable detail and consistent with the Loan Parties' past practices in preparing projections and otherwise reasonably satisfactory in scope to the Agent;

(vi) promptly after submission to any Governmental Authority, all material documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority and except as prohibited by law;

(vii) as soon as possible and in any event within five (5) days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party gives or receives in connection with any Material Indebtedness, any Material Contract (including, without limitation, the Revolving Credit Loans), the GECC Vendor Program Arrangement or the Canadian Vendor Program Arrangement;

(viii) as soon as possible and in any event within five (5) days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, any Loan Party;

(ix) promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(x) promptly upon receipt thereof, copies of all management letters and accountants' letters received by the Loan Parties, provided that, the Loan Parties shall in any event cause their independent certified public accountants to deliver with their audit reports each year management letters with respect to systems controls and such other matters as the Agent may reasonably request;

(xi) (A) monthly, a copy of the Borrowing Base Certificate (as defined in the Revolving Credit Agreement), in the same form and at the same time as delivered to the Revolving Credit Agent, (B) monthly (but in any event within 10 days after the end of each month), a report setting forth the aggregate amount of unrestricted Cash and Cash Equivalents held by the Parent and its Subsidiaries, together with the outstanding principal amount of the Revolving Credit Indebtedness, in each case as of the last Business Day of the immediately preceding month and (C) weekly, a statement with respect to the Excess Availability (as defined in the Revolving Credit Agreement); and

(xii) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Loan Parties, or compliance with the terms of this Agreement, as the Agent or any Lender may reasonably request.

(b) Notices of Material Events.  The Loan Parties will furnish to the Agent and each Lender written notice promptly and in any event within 3 days of the following:

(i) the occurrence of any Default hereunder or any Revolving Credit Agreement Event of Default, any GECC Program Default, any Canadian Program Default or any event which, with the giving of notice and/or the passage of time would constitute a Revolving Credit Agreement Event of Default, a GECC Program Default or a Canadian Program Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or Affiliate that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(iii) (A) any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within three days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by the Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof; and

(iv) any other development that has, or could reasonably be expected to have, a Material Adverse Effect.

Each notice delivered under this Section 7.01(b) shall be accompanied by a statement of an Authorized Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(c) Existence; Conduct of Business.  Each Loan Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the charter of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business which is permitted under Section 7.01(d).

(d) Payment of Obligations.  Each Loan Party shall pay before the same shall become delinquent or in default its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings (so long as such contest operates to suspend the imposition of any Lien with respect thereto), (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, which reserves shall be reasonably acceptable to Agent, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(e) Maintenance of Properties; Insurance.  Each Loan Party shall, and shall cause each of its Subsidiaries to, (i) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and comply and cause each of its Subsidiaries to comply, at all time with the provisions of all Leases pertaining to Material Leasehold Properties to which it is a party as lessee or under which it occupies Property, so as to prevent any loss or forfeiture there or thereunder, and (ii) maintain insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, including, without limitation, business interruption and product liability insurance. Such insurance shall be in such minimum amounts that such Person will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Agent. Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to the Agent in its commercially reasonable judgment. All general liability and other liability policies with respect to the Loan Parties shall name the Agent for the benefit of the Lenders as an additional insured thereunder as its interests may appear, and all business interruption and casualty insurance policy shall contain a loss payable clause or endorsement, satisfactory in form and substance to the Agent that names the Agent for the benefit of the Lenders as the loss payee thereunder. All policies covering the Collateral are to be made payable to the Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Agent may require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Agent and such other Persons as the Agent may designate from time to time, and shall provide for not less than 30 days' prior written notice to the Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Agent may arrange for such insurance, but at the Borrowers' expense and without any responsibility on the Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(f) Books and Records; Inspection Rights.  Each Loan Party shall keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities which fairly record such transactions and activities in accordance with GAAP. Each Loan Party shall permit any representatives designated by the Agent to visit and inspect its properties, to examine and make extracts from its books and records, to conduct audits, physical counts or examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all Collateral and such Loan Party, and to discuss its affairs, finances and condition with its officers and independent accountants as frequently as the Agent deems appropriate provided that, so long as no Default has occurred and is continuing, all such visits shall be on reasonable prior notice, at reasonable times during regular business hours of such Loan Party, and provided further that after the occurrence and during the continuance of any Default, the Agent and any of the Lenders may visit at any reasonable times. The Borrowers shall reimburse the Agent for all examination and inspection costs, internal costs at the rate of $850 per man-day, and all out-of-pocket expenses incurred in connection with such inspections, audits, physical counts or examinations and verifications. Each of the Loan Parties authorizes the Agent and, if accompanied by the Agent, the Lenders to communicate directly with such Loan Party's independent certified public accountants and authorizes such accountants to disclose to the Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letters with respect to the business, financial condition and other affairs of the Loan Parties. At the request of the Agent, each Loan Party shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 7.01(f). The Loan Parties, in consultation with the Agent, will arrange for a meeting to be held at least once every year (and after the occurrence and during the continuance of a Default, more frequently, if requested by the Agent or the Required Lenders) with the Lenders and the Agent hereunder at which the business and operations of the Loan Parties are discussed. The Loan Parties will permit independent appraisers and environmental consultants selected by the Agent to visit the properties of the Loan Parties and perform appraisals and valuations of the inventory, equipment and Real Property Assets of the Loan Parties at such times and with such frequencies as the Agent shall reasonably request. The Borrowers shall reimburse the Agent for all fees, costs and expenses charged by such independent appraisers and environmental consultants for each such appraisal and examination. Notwithstanding anything in this paragraph (f) to the contrary, so long as no Default has occurred and is continuing, the Borrowers shall not be responsible for more than $30,000 in respect of the fees, costs and expenses incurred by or on behalf of the Agent during any twelve month period for any inspections, audits, physical counts, examinations, verifications, appraisals or valuations conducted by or on behalf of the Agent during such twelve month period.

(g) Fiscal Year.  To enable the ready and consistent determination of compliance with the covenants set forth in Section 7.03 hereof, the Loan Parties shall maintain their current Fiscal Year and current method of determining the last day of the first three fiscal quarters in each Fiscal Year.

(h) Compliance with Laws.  Each Loan Party shall comply with (i) all laws, rules, regulations and orders including, without limitation, Environmental Laws, of any Governmental Authority and (ii) all contractual obligations, in each case applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(i) Use of Proceeds.  The proceeds of the Loans will be used only (i) for the refinancing of Indebtedness outstanding under the Existing Credit Facility and (ii) to pay fees and expenses incurred in connection with the transactions contemplated by this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(j) Certain Obligations Respecting Subsidiaries.  Each Loan Party will take such action from time to time as shall be necessary to ensure that the percentage of the issued and outstanding shares of Capital Stock of any class or character owned by any Loan Party in any Subsidiary on the date hereof is not at any time decreased, other than by reason of transfers to another Loan Party.

(k) ERISA.  Except where a failure to comply with any of the following, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) the Loan Parties will maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and (ii) the Loan Parties will not and, to the extent authorized, will not permit any of the ERISA Affiliates to (a) engage in any transaction described in Section 4069 or 406 of ERISA or with respect to any Plan which would subject any Loan Party to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, any Loan Party or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Pension Plan, (c) fail to make any payments to any Multiemployer Plan that any Loan Party or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto, or (d) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law.

(l) Environmental Matters; Reporting.

(i) The Loan Parties will observe and comply in all material respects with all Environmental Laws and all permits and authorizations issued by any Governmental Authority under Environmental Law (collectively, "Environmental Permits"). The Loan Parties will give the Agent written notice promptly, and in any event within five (5) days of any Loan Party obtaining knowledge of (A) any presence, Release or threat of Release of any Hazardous Materials at or from any Real Property Asset, (B) any actual or alleged violation as to any Environmental Law or Environmental permit by any Loan Party, (C) the commencement of any Environmental Action or Remedial Action or other communication to it or of which it has knowledge regarding the presence or suspected presence of any Hazardous Material at, on about, under, within or in connection with any Real Property Asset or any migration thereof from or to such Real Property Asset, (E) the discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Real Property Asset that could cause such Real Property Asset or any part thereof to be subject to any restrictions on ownership, occupancy, transferability, or use, or subject the owner or any Person having any interest in such Real Property Asset to any liability, penalty, or disability under any Environmental Law, and (F) the receipt of any notice or discovery of any information regarding any actual, alleged, or potential Release, disposal or any other presence or existence of any Hazardous Material at, on, about, under, within, near or in connection with any Real Property Asset; in each case, which (x) could have a material adverse effect on any Environmental Permits held by any Loan Party, (y) will, or is likely to, have a Material Adverse Effect, or (z) will require a material expenditure by such Loan Party to cure such alleged problem or violation.

(ii) The Agent may, from time to time, in its reasonable discretion, obtain one or more environmental assessments or audits of any Real Property Asset prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Agent to evaluate or confirm (A) whether any Hazardous Materials are present in the soil, sediment, air or water at such Real Property Asset and (B) whether the use and operation of such Real Property Asset complies with all Environmental Laws; provided that, so long as no Default has occurred and is continuing, the Agent shall not request any such environmental assessments or audits of any Real Property Asset more frequently than once every other year. Environmental assessments may include, without limitation, detailed visual inspections of such Real Property Asset, including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Agent deems appropriate. Subject to Section 7.01(f) all such environmental assessments shall be conducted and made at the sole expense of the Borrower.

(iii) In the event that any Loan Party proposes to acquire or lease after the Effective Date any Real Property Asset, (A) the Loan Parties shall give at least ten (10) days prior written notice to the Agent identifying the Real Property Asset proposed to be acquired and setting forth the purchase price or amounts of lease payments and other material terms of the acquisition or lease, (B) prior to the date of such acquisition, if the Agent notifies the Borrowers that such Real Property Asset will constitute a Material Owned Property, the Loan Parties shall deliver to the Agent such reports and other information, in form, scope and substance satisfactory to the Agent, regarding environmental matters relating to such Real Property Assets as the Agent may reasonably require, which reports shall be provided by one or more environmental consulting firms reasonably satisfactory to the Agent and shall include Phase I and/or Phase II environmental assessments, as specified by the Agent for each such Real Property Asset, which conform to the ASTM Standard Practice for Environmental Site Assessments and (C) such Loan Party shall only consummate such acquisition if the Agent is satisfied with the results of such reports and other information and such Loan Party complies with (m).

(m) Matters Relating to Additional Real Property Collateral.

(i) In the event that any Loan Party acquires after the Effective Date any Material Owned Property that the Agent determines is an Additional Mortgaged Property or in the event that the Agent determines after the Effective Date that any existing Real Property Asset has become an Additional Mortgaged Property, the Loan Parties shall cause the owner of such Material Owned Property to deliver to the Agent, as soon as practicable after the Agent has notified the Borrowers that a Real Property Asset is an Additional Mortgaged Property, fully executed and notarized Mortgages ("Additional Mortgages"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of the applicable Person in such Additional Mortgaged Property, together with mortgagee title insurance policies (not exceeding 110% of the value of such Additional Mortgaged Property) or commitments therefor, and copies of all surveys, deeds, title exception documents, flood hazard certificates and other documents as the Agent may reasonably require copies of all deeds with respect to such Additional Mortgaged Property.

(ii) In the event that any Loan Party enters into any Lease with respect to any Material Leasehold Property after the Effective Date, the Loan Parties shall cause such Loan Party to deliver to the Agent copies of the Lease and all amendments thereto between such Person and the landlord or tenant, together with any landlord waivers and/or collateral agreements required under Section 7.01(s) hereto and, where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.

(iii) If requested by the Agent, the Loan Parties shall permit an independent real estate appraiser satisfactory to the Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of all applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by the Agent in its reasonable discretion).

(n) [Intentionally Omitted]

(o) New Guarantors; Additional Pledged Stock.  The Loan Parties shall cause:

(i) each Subsidiary of any Loan Party not in existence on the Effective Date, and each Subsidiary of any Loan Party which is a non-borrowing Subsidiary on the Effective Date or upon formation or acquisition but later ceases to be a non-borrowing Subsidiary, to execute and deliver to the Agent promptly and in any event within 3 days after the formation, acquisition or change in status thereof (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, (C) if such Subsidiary has any Subsidiaries, a Pledge Agreement together with (x) certificates evidencing all (and, in the case of Subsidiary that is not a Domestic Subsidiary, 65%) of the Capital Stock of any Person owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (D) one or more Mortgages creating on the real property of such Subsidiary a perfected, First Priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor's certificate, each in form and substance satisfactory to the Agent, together with such other agreements, instruments and documents as the Agent may require whether comparable to the documents required under (m) or otherwise, and (E) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Agent in order to create, perfect, establish the First Priority of or otherwise protect any Lien purported to be covered by any such Security Agreement, Pledge Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii) each owner of the Capital Stock of any such Subsidiary to execute and deliver promptly and in any event within 3 days after the formation or acquisition of such Subsidiary a Pledge Agreement, together with (A) certificates evidencing all (and, in the case of Subsidiary that is not a Domestic Subsidiary, 65%) of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Agent.

(p) Punctual Payment.  The Loan Parties will duly and punctually pay or cause to be paid the principal and interest on the Loans and all other amounts provided for in this Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Agreement and such other Loan Documents.

(q) Further Assurances.  The Loan Parties will take such action and execute, acknowledge and deliver, at their sole cost and expense, such agreements, instruments or other documents as the Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected First Priority Liens any of the Collateral or any other Property of any Loan Party and its Subsidiaries to the extent contemplated by the Loan Documents, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and First Priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes the Agent, after the occurrence and during the continuance of an Event of Default, to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes the Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(r) Change in Collateral; Collateral Records. (i) The Loan Parties shall give the Agent not less than 30 days' prior written notice of any change in the location where the aggregate amount of Collateral in such location is greater than $100,000, other than to locations set forth on Schedule 6.01(z), (ii) advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Agent for the benefit of the Lenders from time to time, solely for the Agent's convenience in maintaining a record of Collateral, such written statements and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral.

(s) Landlord Waivers; Collateral Access Agreements. The Loan Parties shall:

(i) at any time any Collateral with a book value in excess of $300,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party (other than real property located in Canada and the Netherlands), obtain written subordinations or waivers, in form and substance satisfactory to the Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; and

(ii) if any Collateral in excess of $100,000 with respect to any single bailee or $1,000,000 with respect to all bailees in the aggregate is in the possession of a third party, notify such Person of the Agent 's security interest therein and obtain a written acknowledgment from such Person that such Person holds possession of the Collateral for the benefit of the Agent, which such written acknowledgement shall be in form and substance reasonably satisfactory to the Agent, provided that, so long as no Event of Default has occurred and is continuing, the Loan Parties may have (1) Demo Equipment (as defined in the Intercreditor Agreement) having, when added to any Demo Equipment of other Loan Parties that is in the possession of bailees, a fair market value of up to $2,000,000 in the possession of bailees and (2) Inventory with a market value of $500,000 at any single location in the possession of warehousemen or third-party processors or $4,000,000 in the aggregate for all such warehousemen and third-party processors, in each case without such notice or agreement from such bailees, warehousemen or third-party processors.

(t) Subordination. Each Loan Party hereby agrees that all Indebtedness owed by it to its Affiliates (other than the Revolving Credit Indebtedness) and other obligations now or hereafter owed by it to any of its Affiliates, is subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agent and the Lenders.

(u) Obtaining of Permits, Etc. The Loan Parties shall obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 7.02 Negative Covenants . Until the principal of and interest on each Loan and all fees and other Obligations payable hereunder have been paid in full, each Loan Party covenants and agrees with the Agent and the Lenders that:

(a) Indebtedness.  The Loan Parties will not create, incur, assume or permit to exist any Indebtedness, except (the following being called "Permitted Indebtedness"):

(i) Indebtedness created hereunder and under the other Loan Documents;

(ii) any other Indebtedness existing on the Effective Date which is set forth in Schedule 6.01(n)(i) and has been designated on such schedule as Indebtedness that will remain outstanding following the funding of the Loans, and any extension, renewal, refunding or replacement of any such Indebtedness, provided that (A) such extension, renewal, refunding or replacement is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, renewed, refunded or replaced and (B) after giving effect to such extension, renewal, refunding or replacement, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, renewal, refunding or replacement;

(iii) intercompany loans among the Parent and its Subsidiaries (or among any Subsidiaries), provided that (A) intercompany loans permitted by this clause (iii) shall not exceed (1) $800,000 in the aggregate at any time outstanding with respect to any loans to Spandex Limited, (2) $400,000 in the aggregate at any time outstanding with respect to any loans to Ultramark Adhesive Products Ltd., (3) $300,000 in the aggregate with respect to any loans made by any Loan Party to any Foreign Subsidiary (other than a Loan Party), and (4) notwithstanding clauses (1), (2), and (3) of this clause (iii) (but nevertheless also subject to the individual limits set forth therein), (x) the aggregate amount of intercompany loans at any time outstanding permitted by this clause (iii) shall not exceed $1,500,000, and (y) any intercompany loan permitted by this clause (iii) will cease to be permitted if it is not repaid in full within 30 days after it is made, (B) with respect to any of such intercompany loans that are evidenced by one or more promissory notes, such promissory notes are pledged to the Agent pursuant to the terms hereunder, and (C) there are no restrictions whatsoever on the ability of the applicable obligor to repay such loan, and further provided that book entry extensions of credit for product purchases in the ordinary course of business will not be deemed to be Indebtedness so long as (x) the amount of such extensions of credit that are made after the Effective Date does not exceed the Permitted Book Entry Amount in the aggregate at any time with respect to amounts owed by Persons that are organized outside of the United States to Persons that are organized in the United States, (y) none of such extensions of credit for product purchases may be outstanding for more than 90 days, except that up to $500,000 of such extensions of credit for product purchases that are made after the Effective Date may be outstanding at any time for more than 90 days, but less than 150 days, and (z) all such extensions of credit which are outstanding in whole or in part as of the Effective Date shall be listed on Schedule 7.02(a)(iii) (and amounts in excess of the thresholds, or outstanding for more than the number of days, set forth in clause (x) or (y) of this proviso or which were made prior to the Effective Date and not listed on Schedule 7.02(a)(iii) shall be deemed to be intercompany loans);

(iv) other Indebtedness incurred after the Effective Date (determined on a consolidated basis without duplication in accordance with GAAP) consisting of Capitalized Lease Obligations and/or secured by Liens permitted under Section 7.02(b)(viii), in an aggregate principal amount at any time outstanding not in excess of $2,000,000;

(v) Revolving Credit Indebtedness in an aggregate principal amount not to exceed at any time outstanding, the lower of (A) $49,500,000 (plus interest and fees payable thereunder), and (B) the aggregate amount available to the Loan Parties under the Borrowing Base (as defined in the Revolving Credit Agreement as in effect on the date hereof) plus ten percent (10%) of such amount available under this clause (B), provided that the Revolving Credit Agent and the Borrowers shall have executed and delivered to the Agent the Intercreditor Agreement; and the extension of maturity, replacement, refinancing or modification of the terms thereof, provided that such extension, replacement, refinancing or modification (x) is pursuant to terms that are not less favorable (as determined in the Agent's discretion) to the Loan Parties and the Lenders than the terms of the Revolving Credit Indebtedness being so extended, replaced, refinanced or modified, (y) is subject to the Intercreditor Agreement or a similar intercreditor agreement having substantially the same terms and conditions as the Intercreditor Agreement and (z) shall not provide for the incurrence of Indebtedness thereunder in excess of $49,500,000 at any time outstanding;

(vi) Contingent Indebtedness of up to (A) $85,000,000 under the GECC Vendor Program Arrangement and (B) $12,500,000 under the Canadian Vendor Program Arrangement;

(vii) Guarantees permitted under Section 7.01(c);

(viii) Indebtedness owing under that certain Loan Agreement dated as of December 1, 1984 between the Connecticut Development Authority and the Parent, that certain Reimbursement Agreement dated as of December 1, 1984 between the Parent and Citibank, N.A., and any extension, renewal, refunding or replacement of such Indebtedness, provided that (A) such extension, renewal, refunding or replacement is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, renewed, refunded or replaced and (B) after giving effect to such extension, renewal, refunding or replacement, the amount of such Indebtedness is not greater than the amount of such Indebtedness outstanding immediately prior to such extension, renewal, refunding or replacement; and

(ix) Unsecured Indebtedness in an aggregate principal amount not in excess of $5,000,000 at any one time outstanding (plus interest and fees payable with respect thereto).

(b) Liens.  The Loan Parties will not (i) create, incur, assume or permit to exist any Lien, or permit any Subsidiary of any Loan Party to create, incur, assume or permit to exist any Lien, on any Property or asset now owned or hereafter acquired by it, (ii) file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor, (iii) sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) and (iv) assign or otherwise transfer, or permit any Subsidiary to assign or otherwise transfer, any income or revenues (including any accounts) or rights in respect of any thereof, except (the following being called "Permitted Liens"):

(i) Liens created hereunder or under the other Loan Documents;

(ii) any Lien on any Property or asset of any Loan Party existing on the Effective Date and set forth in Schedule 6.01(n)(ii) (excluding, however, following the making of the Loans hereunder, the Liens in favor of any Person other than the Agent securing Indebtedness not designated on said schedule as Indebtedness to remain outstanding following the funding of the Loans), but not the extension of coverage thereof to other Property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby, except for Liens on such property or assets which secure extensions, renewals, refundings and replacements of the Indebtedness secured thereby, which extensions, renewals, refundings and replacements are permitted by Section 7.02(a)(ii) hereof;

(iii) Liens imposed by any Governmental Authority for Taxes, assessments or charges (A) which are not yet delinquent or (B) which are being contested in good faith and by appropriate proceedings which operate to suspend the enforcement of compliance with and collection thereof and as to which Taxes, assessments and charges adequate reserves with respect thereto, which are reasonably acceptable to the Agent, are maintained on the books of the applicable Loan Party in accordance with GAAP;

(iv) landlords', carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens, and vendors' Liens imposed by statute or common law (and, with respect to landlords' Liens, imposed by contract to the extent (A) such contracts exist as of the Effective Date or (B) any such contract is entered into after the Effective Date and the applicable landlord under such contract has executed a written subordination or waiver in accordance with Section 7.01(s)) not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue for a period of more than [30] days or which are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and so long as such contest operates to suspend the enforcement of compliance with and collection thereof, and Liens securing judgments (including, without limitation, pre-judgment attachments) the existence of which do not result in an Event of Default under Section 9.01(j) hereof;

(v) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation and pledges or deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (but not including any pledge or other security granted to secure obligations in connection with any property or casualty insurance policy);

(vi) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business with respect to Real Property Assets and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Real Property Assets or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the Property of any Loan Party or materially interfere with the ordinary conduct of the business of any Loan Party, and restrictions existing on the Effective Date which are listed on Schedule 6.01(n)(ii), including without limitation, in favor of the Connecticut Department of Environmental Protection;

(vii) Liens consisting of bankers' liens and rights of setoff, in each case, arising by operation of law or by contract (which are waived or subordinated as required by this Agreement), and Liens on documents presented in letter of credit drawings;

(viii) Liens on fixed or capital assets, including real or personal property, acquired, constructed or improved by any Loan Party, provided that (A) such Liens secure Indebtedness (including Capitalized Lease Obligations) permitted by Section 7.02(a)(iv), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 30 days after such acquisition or the completion of such construction or improvement or were in effect at the time the Loan Parties acquired the assets, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (D) such security interests shall not apply to any other Property or assets of the Loan Parties;

(ix) pledges of Cash and Cash Equivalents to Travelers Insurance Company to secure obligations of the Loan Parties under or in connection with property and casualty insurance policies issued by Travelers Insurance Company, provided that the amount of such Cash and Cash Equivalents shall not exceed $1,500,000 in the aggregate at any one time;

(x) Liens on assets of Foreign Subsidiaries (other than Loan Parties), provided that (A) the amount of Indebtedness or other obligations secured by the Liens under this clause (x) shall not exceed $2,000,000 at any time and (B) the Borrowers shall prepay the outstanding principal amount of the Revolving Credit Indebtedness in an amount equal to at least 50% of the cash proceeds of such Indebtedness;

(xi) Liens created after the Effective Date on real property owned by the Loan Parties; provided that (A) the amount of Indebtedness or other obligations secured by the Liens under this clause (xi) shall not exceed $1,000,000 at any time, (B) except with respect to the real property owned by the Loan Parties in Achern, Germany on the Effective Date and other real property that is not Material Owned Property, (1) any Liens permitted by this clause (xi) shall be on real property on which the Agent holds a Lien, and (2) the Liens permitted by this clause (xi) shall be subordinated, in a manner reasonably acceptable to the Agent, to the Lien held by the Agent on such assets, and (C) the Borrowers shall prepay the outstanding principal of the Term Loan A (or, if the Term Loan A has been repaid in full, the Term Loan B) in an amount equal to 100% of the cash proceeds of the Indebtedness secured by such Liens;

(xii) Liens granted by the applicable Loan Parties pursuant to the GECC Vendor Program Arrangement and the Canadian Vendor Program Arrangement; provided that (A) such Liens may only secure the contingent liability of the applicable Loan Parties with respect to the obligations of lessees of equipment sold pursuant to such arrangements and leased to such lessees, and not any other Indebtedness of the Loan Parties, and (B) as security for the contingent liabilities of the applicable Loan Parties with respect to any lessee, such Liens may only be granted on the equipment which is leased to such lessee, any insurance proceeds with respect thereto, and any rights that the applicable Loan Parties may have with respect to the lease of such equipment;

(xiii) Liens granted under the Revolving Credit Documents (as in effect on the date hereof) to secure the Revolving Credit Indebtedness permitted pursuant to subsection 7.02(a) hereof provided that the Revolving Credit Agent and the Loan Parties shall have executed and delivered to the Agent the Intercreditor Agreement; and

(xiv) Liens on the Bristol Cash Collateral Account.

(c) Contingent Liabilities.  The Loan Parties will not Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:

(i) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(ii) guarantees of Permitted Indebtedness of the Loan Parties and their Domestic Subsidiaries; and

(iii) guarantees issued pursuant to this Agreement and the Revolving Credit Documents.

(d) Fundamental Changes; Asset Sales.

(i) The Loan Parties will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that, so long as no Default or Event of Default shall have occurred or be continuing before and after giving effect to such transaction or result therefrom, (A) any Borrower may be merged or combined with or into any other Borrower, (B) any Guarantor may be merged or combined with or into any other Loan Party and (C) any Subsidiary of a Loan Party may be merged or combined with or into any Loan Party or any other Subsidiary of such Loan Party, so long as a Loan Party is the survivor of such merger to which it is a party and each party to any such merger has a tangible net worth (determined in accordance with GAAP) that is at least $1.00. The Loan Parties will not form any Subsidiary without sixty (60) days prior notice to the Agent and compliance with Section 7.01(o). The Loan Parties will not acquire any business or Property from, or Capital Stock of, or other equity interests in, or be a party to any acquisition of, any Person except for purchases of Property to be used in the ordinary course of business (which do not constitute, and are not in connection with, the purchase of a business, division, or business unit), Investments permitted under Section 7.02(e) and Capital Expenditures permitted under Section 7.02(l).

(ii) The Loan Parties will not convey, sell, lease, transfer or otherwise dispose (including any Disposition) of, in one transaction or a series of transactions, any part of their business or Property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests; provided, however, that the Loan Parties may sell, transfer or otherwise dispose (A) obsolete or worn-out Property (including leasehold interests therein), tools or equipment no longer used or useful in their business, (B) the assets and Capital Stock of Clarke Systems Holding Corp. and/or any Subsidiary thereof and (C) any Inventory and Demo Equipment (as such term is defined in the Intercreditor Agreement) in the ordinary course of business and on ordinary business terms, provided that the Net Cash Proceeds of such Dispositions (x) in the case of clause (A) above, do not exceed $100,000 in the aggregate in any twelve-month period and (y) in all cases, are paid to the Agent for the benefit of the Lenders pursuant to the terms of Section 2.05(b)(ii), except that, in the case of clause (B) above, such Net Cash Proceeds shall be paid to the Agent only if such Net Cash Proceeds are received by a Loan Party more than thirty (30) days after the Effective Date; provided, further, however, that the Loan Parties may sublease real property to the extent such sublease would not interfere with the operation of the business of the Loan Parties.

(e) Investments; Hedging Agreements.

(i) The Loan Parties will not make or permit to remain outstanding any Investment, except:

(A) Investments consisting of Guarantees permitted by Section 7.02(c)(ii) and Indebtedness permitted by Section 7.02(a) and capital contributions by the Parent to any Domestic Subsidiary;

(B) Permitted Investments;

(C) Checking and deposit accounts with banks used in the ordinary course of business;

(D) tender bonds, the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor's and Aa or the equivalent thereof by Moody's;

(E) Investments existing on the Effective Date and set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(F) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; and

(G) transactions permitted under clauses (h)(D) and (h)(E) of Section 7.02.

(ii) The Loan Parties will not enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks (i) to which the Borrowers are exposed by virtue of the floating interest rates that are accruing on the Loans and the Revolving Credit Loans, or (ii) otherwise in the conduct of their business or the management of their liabilities which are "Effective Hedges", as such term is used in GAAP.

(f) Restricted Junior Payments.  The Loan Parties will not declare or make any Restricted Junior Payment at any time, except that (A) any Loan Party that is a Subsidiary of another Loan Party may pay dividends to such other Loan Party and (B) the Parent may pay dividends in the form of common Capital Stock.

(g) Limitation on Issuance of Capital Stock. The Loan Parties will not issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants, except, in each case, shares of the Parent's (A) common stock and (B) preferred stock, provided that the certificates of designation for such preferred stock have been approved by the Agent in its sole discretion.

(h) Transactions with Affiliates.  Except as expressly permitted by this Agreement, the Loan Parties will not directly or indirectly (i) make any Investment in an Affiliate (other than transactions between Domestic Loan Parties); (ii) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (iii) merge into or consolidate with an Affiliate, or purchase or acquire Property from an Affiliate; or (iv) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that:

(A) any Affiliate who is an individual may serve as a director, officer, employee or consultant of any Loan Party, receive reasonable compensation for his or her services in such capacity and benefit from Permitted Investments to the extent specified in clause (e) of the definition thereof;

(B) the Loan Parties may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 6.01(f);

(C) the Loan Parties may engage in transactions with Affiliates in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of their business, for consideration and on terms which are no less favorable to the Loan Parties than those likely to be obtained in an arms' length transaction between a Loan Party and a non-affiliated third party, so long as no such transaction breaches any other provision of this Agreement or any other Loan Document;

(D) the Loan Parties may make Special Non-Cash Payments to Affiliates that are organized in a country other than the United States, provided that the amount of Special Non-Cash Payments that may be made in any Fiscal Year shall not exceed $5,000,000 in the aggregate; and

(E) intercompany loans permitted under Section 7.02(a)(iii) may be converted to the capital of the Loan Parties and their Subsidiaries that are the obligors with respect to such intercompany loans, provided that not more than $2,000,000 of intercompany loans may be converted to capital pursuant to this clause (E) during any Fiscal Year.

(i) Restrictive Agreements.  The Loan Parties will not, and will not permit and Subsidiary of a Loan Party, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement and the Revolving Credit Documents) that prohibits, restricts or imposes any condition upon (i) the ability of any Loan Party or any such Subsidiary to create, incur or permit to exist any Lien upon any of its Property or assets, or (ii) the ability of any Loan Party or Subsidiary of a Loan Party to pay dividends or other distributions with respect to any shares of its Capital Stock or other equity interests or to make or repay loans or advances to any other Loan Party or Subsidiary of a Loan Party or to Guarantee Indebtedness of any other Loan Party or Subsidiary of a Loan Party; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law, (B) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 7.02(i) (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of stock or assets of a Subsidiary of a Loan Party pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is otherwise permitted hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property or assets securing such Indebtedness, and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts (excluding license agreements) restricting the assignment thereof.

(j) Sale-Leaseback Transactions.  No Loan Party will directly or indirectly, enter into any arrangements with any Person whereby such Loan Party shall sell or transfer (or request another Person to purchase) any Property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property from any Person.

(k) Federal Reserve Regulations. The Loan Parties shall not permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(l) Capital Expenditures. The Loan Parties shall not make any Capital Expenditures (including, without limitation, incurring any Capitalized Lease Obligations) which, in the aggregate for all Loan Parties, exceed (i) $6,000,000 during the Parent’s 2003 Fiscal Year, or (ii) $9,000,000 during any Fiscal Year of the Parent thereafter.

(m) Lines of Business.  The Loan Parties will not engage to any substantial extent in any line or lines of business activity other than (i) the types of businesses engaged in by the Loan Parties as of the Effective Date and businesses substantially related thereto, and (ii) such other lines of business as may be consented to by the Required Lenders and the Agent.

(n) Payment of Subordinated Indebtedness.  The Loan Parties will not purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Subordinated Indebtedness.

(o) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. The Loan Parties will not (i) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Indebtedness (including, without limitation, any Revolving Credit Indebtedness) or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness (except to the extent such amendment, modification or change to such Indebtedness is otherwise permitted under Section 7.02(a) hereof) if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) except for the Obligations, make any voluntary or optional payment, prepayment (other than (A) to the Revolving Credit Lenders pursuant to the Revolving Credit Documents and (B) any Indebtedness permitted under Section 7.02(a)(iii) hereof owing by a foreign Subsidiary of the Parent to any Loan Party), redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by Section 7.02(a)), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted Section 7.02(d), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders' agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not have a Material Adverse Effect.

(p) Investment Company Act of 1940. The Loan Parties will not engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

(q) Properties. The Loan Parties will not permit any Property to become a fixture with respect to real Property or to become an accession with respect to other personal Property with respect to which real or personal Property the Agent does not have a valid and perfected First Priority Lien.

(r) [Intentionally Omitted]

(s) Environmental. The Loan Parties will not permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any Property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

(t) Certain Agreements. The Loan Parties will not agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract, the GECC Vendor Program Arrangement or the Canadian Vendor Program Arrangement, except for Canadian Permitted Changes and GECC Permitted Changes.

(u) Maintenance of Share Capital of H. Brunner GmbH. Pursuant to Section 30 of the German Liability Companies Act, the Loan Parties will not permit the free capital (assets side (Aktivseite within the meaning of Section 266 para. 2 German Commercial Code ("HGB")) minus stated share capital (gezeichnetes Kapital within the meaning of Section 266 para. 3 A I HGB) minus accruals (Ruckstellungen within the meaning of Section 266 para. 3 B HGB) minus liabilities (Verbindlichkeiten within the meaning of Section 266 para. 2 C HGB) minus deferred income Rechnungsabgrenzungsposten within the meaning of Section 266 para. 2 D HGB)) of H. Brunner GmbH to be less than the Dollar Equivalent of $3,000,000 for more than five (5) consecutive days after the delivery of a German Free Capital Deficiency Notice (as such term is defined in the Revolving Credit Agreement).

Section 7.03 Financial Covenants . So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Leverage Ratio. Permit the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA of the Parent and its Subsidiaries as of the end of each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends on a date set forth below to be greater than the applicable ratio set forth below:

Fiscal Quarter End	Leverage Ratio
April 30, 2003	2.80 to 1.00
July 31, 2003	3.35 to 1.00
October 31, 2003	3.10 to 1.00
January 31, 2004	2.65 to 1.00
April 30, 2004	2.00 to 1.00
July 31, 2004	2.00 to 1.00
October 31, 2004	2.00 to 1.00
January 31, 2005	2.00 to 1.00
April 30, 2005 and each quarter thereafter	1.50 to 1.00

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than (i) 1.75 to 1.00 as of April 30, 2003 or July 31, 2003 for the period of four fiscal quarters most recently then ended, (ii) 1.50 to 1.00 as of October 31, 2003 or January 31, 2004 for the period of four fiscal quarters most recently then ended, (iii) 1.75 to 1.00 as of April 30, 2004 for the period of four fiscal quarters most recently then ended, (iv) 1.50 to 1.00 as of July 31, 2004, October 31, 2004, or January 31, 2005 for the period of four fiscal quarters most recently then ended, or (v) 1.75 to 1.00 as of April 30, 2005 or any fiscal quarter ending thereafter, for the period of four fiscal quarters most recently then ended.

(c) Consolidated EBITDA. Permit Consolidated EBITDA of the Parent and its Subsidiaries as of the end of each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends on a date set forth below to be less than the applicable amount set forth below:

Fiscal Quarter End	Consolidated EBITDA
April 30, 2003	$32,145,000
July 31, 2003	$29,922,000
October 31, 2003	$29,024,000
January 31, 2004	$28,719,000
April 30, 2004	$33,763,000
July 31, 2004	$33,763,000
October 31, 2004	$33,763,000
January 31, 2005	$33,763,000
April 30, 2005 and each quarter thereafter	$41,910,000

ARTICLE VIII

MANAGEMENT OF COLLATERAL

Section 8.01 Management of Collateral.  (a)  Upon the occurrence and during the continuance of an Event of Default, the Agent may send a notice of assignment and/or notice of the Lenders' security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Agent shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto, subject to the terms of the Intercreditor Agreement. Subject to the terms of the Intercreditor Agreement and the prior rights of the Revolving Credit Agent, no Loan Party shall, without prior written consent of the Agent, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except in the ordinary course of business of such Loan Party and consistent with its historical business practice.

(b) Each Loan Party hereby appoints the Agent or its designee on behalf of the Agent as the Loan Parties' attorney-in-fact with power exercisable, during the continuance of an Event of Default and subject to the terms of the Intercreditor Agreement, to endorse any Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign any Loan Party's name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as the Agent may designate and to do all other acts and things necessary to carry out this Agreement, subject to the terms of the Intercreditor Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

(c) Nothing herein contained shall be construed to constitute the Agent as agent of any Loan Party for any purpose whatsoever, and the Agent shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agent shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agent, by anything herein or in any assignment or otherwise, does not assume any of the obligations under any contract or agreement assigned to the Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

(d) Subject to the terms of the Intercreditor Agreement and the prior rights of the Revolving Credit Agent, if any Account Receivable includes a charge for any tax payable to any Governmental Authority, the Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties' account and to charge the Loan Parties therefor. The Loan Parties shall notify the Agent if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agent shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(e) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agent and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02 Accounts Receivable Documentation. Subject to the terms of the Intercreditor Agreement and the prior rights of the Revolving Credit Agent, the Loan Parties will, at such intervals as the Agent may require upon the occurrence and during the continuance of an Event of Default, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agent and furnish such further schedules and/or information as the Agent may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. In addition, the Loan Parties shall notify the Agent of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agent and are to be executed and delivered to the Agent from time to time solely for its convenience in maintaining records of the Collateral. The Loan Parties' failure to give any of such items to the Agent shall not affect, terminate, modify or otherwise limit the Agent's Lien on the Collateral. The Loan Parties shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Loan Parties' industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agent and providing the Agent with a copy of such re-billing, identifying the same as such, unless, in each case, the Revolving Credit Agent has consent thereto. If the Loan Parties become aware of anything materially detrimental to any of the Loan Parties' customers' credit, the Loan Parties will promptly advise the Agent thereof.

Section 8.03 Status of Accounts Receivable and Other Collateral. With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Agent's Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Agent for the benefit of the Lenders and Permitted Liens), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) such Loan Party will, immediately upon learning thereof, report to the Agent any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters adversely affecting the value, enforceability or collectibility of any of such Collateral; and (c) such Loan Party is not and shall not be entitled to pledge the Agent's or any Lender's credit on any purchases or for any purpose whatsoever.

Section 8.04 Collateral Custodian. Subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of any Default or Event of Default, the Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Agent who shall have full authority to do all acts necessary to protect the Agent's and the Lenders' interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Agent by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default.  The occurrence of any of the following events shall be deemed to constitute an "Event of Default" hereunder:

(a) the Loan Parties shall fail to pay to the Agent or the Lenders, when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration of such due or prepayment date, or otherwise, (i) any principal of any Loan, or (ii) any interest on any Loan, any fee, indemnity or other Obligation of the Loan Parties to the Agent or the Lenders and the failure to pay such interest, fee, indemnity or other Obligation referred to in this clause (ii) shall continue for a period of three (3) days after the date that it was due and payable (provided that the foregoing three (3) day grace period shall not be applicable if a Default under this clause (ii) shall have occurred during the immediately preceding twelve (12) month period);

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(c) the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in ARTICLE VII or ARTICLE VIII (it being expressly acknowledged and agreed that any Event of Default resulting from the failure of the Loan Parties at any measurement date to satisfy any financial covenant set forth in Section 7.03 shall not be deemed to be "cured" or remedied by the Loan Parties' satisfaction of such financial covenant at any subsequent measurement date);

(d) the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) and (c) of this Section 9.01) and such failure shall continue for 15 days (if such default cannot be cured ) or 30 days (if such default may be cured) after the earlier of (x) the first date that an officer of any Loan Party has knowledge of such failure, or (y) the date that the Agent (at the request of any Lender) gives notice thereof to the Loan Parties;

(e) the Loan Parties shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness or any Material Rental Obligation, when and as the same shall become due and payable, after giving effect to any grace period with respect thereto;

(f) (i) a Revolving Credit Agreement Event of Default shall have occurred and shall be continuing, (ii) the Loan Parties shall default in any Material Indebtedness, (iii) the lease with respect to any Material Rental Obligation of any Loan Party is terminated prior to its scheduled expiration date due to a breach or default by such Loan Party or any such breach or default by such Loan Party enables or permits (with or without the giving of notice, the lapse of time or both) the counterparty to such lease to cause such lease to be terminated prior to its scheduled expiration date, (iv) pursuant to the GECC Vendor Program Arrangement and the documents executed and delivered in connection therewith, the Loan Parties are required to repurchase equipment for more than, and/or pay contingent liabilities in excess of $5,000,000 in any Fiscal Year, or (v) pursuant to the Canadian Vendor Program Arrangement and the documents executed and delivered in connection therewith, the Loan Parties are required to repurchase equipment for more than, and/or pay contingent liabilities in excess of, $1,000,000 in any Fiscal Year;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any other obligor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 45 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) any Loan Party shall become unable, admit in writing or fail generally to pay its debts as they become due;

(j) a judgment or judgments for the payment of money (x) in excess of $250,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted liability in respect of such judgment) or (y) in excess of $500,000 in the aggregate (regardless of insurance coverage), shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Loan Party and the same shall not be discharged (or provision shall not be made for such discharge), bonded, or a stay of execution thereof shall not be procured, within 15 consecutive days from the date of entry thereof and the relevant Loan Party not, within said period of 15 consecutive days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $1,000,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party's or any of its ERISA Affiliates' annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $1,000,000;

(l) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by the Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $1,000,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(m) there shall occur any Change of Control;

(n) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(o) any Security Agreement, any Pledge Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, First Priority Lien in favor of the Agent for the benefit of the Lenders on any Collateral purported to be covered thereby;

(p) there shall occur any damage to, or loss, theft or destruction of, any Collateral, the repair or replacement of which would cost in excess of (i) $5,000,000 (if insured) or (ii) $250,000 (if uninsured), or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(q) any Guarantor shall assert that its obligations under any Loan Document are invalid or unenforceable;

(r) any Loan Party shall be liable for any Environmental Liabilities and Costs payment of which could reasonably be expected to have a Material Adverse Effect;

(s) any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days;

(t) any substantial part of the business of any Loan Party ceases for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis;

(u) there shall occur any loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(v) there shall occur any indictment of any Loan Party under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the Property of such Loan Party; or

(w) there shall occur after the Effective Date any material adverse change in the businesses, operations, properties, condition (financial or otherwise), assets, liabilities, income or prospects of the Loan Parties (taken as a whole);

then, and in every such event (other than an event described in clause (g) or (h) of this Section 9.01), and at any time thereafter unless such Event of Default is waived by the Required Lenders, the Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take any or all of the following actions, at the same or different times: (i) notify the Borrowers that the outstanding principal of the Loans shall bear interest at the Post-Default Rate, and thereupon the outstanding principal of the Loans shall bear interest at the Post-Default Rate, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, and (iii) the Agent and the Lenders may exercise all of the rights as secured party and mortgagee hereunder or under the other Loan Documents; and in case of any event with respect to the Loan Parties described in clause (g) or (h) of this Section 9.01, the principal of the Loans then outstanding shall automatically bear interest at the Post-Default Rate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, and the Agent and the Lenders shall be permitted to exercise such rights as secured party and mortgagee hereunder or under the other Loan Documents to the extent permitted by applicable law and not prohibited by the Intercreditor Agreement.

Section 9.02 Receivership.  Without limiting the generality of the foregoing or limiting in any way the rights of the Agent or the Lenders hereunder or under the other Loan Documents or otherwise under applicable law, at any time after (i) the entire principal balance of any Loan shall have become due and payable (whether at maturity, by acceleration or otherwise) and (ii) the Agent shall have provided to the Borrowers not less than five (5) days' prior written notice of its intention to apply for a receiver, the Agent shall be entitled to apply for and have a receiver appointed under state or federal law by a court of competent jurisdiction in any action taken by the Agent to enforce the Lenders' and the Agent's rights and remedies hereunder and under the other Loan Documents in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the business of the Loan Parties, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Loans and other fees and expenses due hereunder and under the Loan Documents as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AS PROVIDED ABOVE. EACH LOAN PARTY (I) GRANTS SUCH WAIVER AND CONSENT KNOWINGLY AFTER HAVING DISCUSSED THE IMPLICATIONS THEREOF WITH COUNSEL, (II) ACKNOWLEDGES THAT (A) THE UNCONTESTED RIGHT TO HAVE A RECEIVER APPOINTED FOR THE FOREGOING PURPOSES IS CONSIDERED ESSENTIAL BY AGENT IN CONNECTION WITH THE ENFORCEMENT OF THE LENDERS' AND THE AGENT'S RIGHTS AND REMEDIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS, AND (B) THE AVAILABILITY OF SUCH APPOINTMENT AS A REMEDY UNDER THE FOREGOING CIRCUMSTANCES WAS A MATERIAL FACTOR IN INDUCING THE LENDERS TO MAKE THE LOANS TO THE BORROWERS; AND (III) AGREES TO ENTER INTO ANY AND ALL STIPULATIONS IN ANY LEGAL ACTIONS, OR AGREEMENTS OR OTHER INSTRUMENTS IN CONNECTION WITH THE FOREGOING AND TO COOPERATE FULLY WITH THE AGENT AND THE LENDERS IN CONNECTION WITH THE ASSUMPTION AND EXERCISE OF CONTROL BY THE RECEIVER OVER ALL OR ANY PORTION OF THE COLLATERAL. THE LENDERS AND AGENT ACKNOWLEDGE AND AGREE THAT NOTHING IN THIS SECTION 9.2 SHALL BE DEEMED TO CONSTITUTE A WAIVER OF THE RIGHT OF LOAN PARTIES TO FILE FOR PROTECTION UNDER TITLE 11 OF THE UNITED STATES CODE AT ANY TIME.

ARTICLE X

AGENT

Section 10.01 Appointment . Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Agent to perform the duties of the Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to the Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by the Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agent shall not have any liability to the Lenders for the Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for the Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by the Agent of the rights and remedies specifically authorized to be exercised by the Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as the Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to the Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02 Nature of Duties . The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, the Agent shall provide to such Lender any documents or reports delivered to the Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If the Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

Section 10.03 Rights, Exculpation, Etc . The Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agent (i) may treat the payee of any Loan as the owner thereof until the Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including, without limitation, counsel to the Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 10.04 Reliance . The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification . To the extent that the Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify the Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from the Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agent Individually . With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender or one of the Required Lenders. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as the Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent.  (a)  The Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days' prior written notice to the Administrative Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent, and the Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After the Agent's resignation hereunder as the Agent, the provisions of this ARTICLE X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement and the other Loan Documents.

(c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the Agent shall then appoint a successor Agent who shall serve as the Agent until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

Section 10.08 Collateral Matters .

(a) Upon the occurrence and during the continuance of an Event of Default, the Agent may from time to time make such disbursements and advances ("Agent Advances") which the Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Agent Advances shall be repayable on demand, be secured by the Collateral and bear interest at a rate per annum equal to the rate of interest then applicable to the Term Loan B. The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02. The Agent shall notify each Lender and the Administrative Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Agent, upon the Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance. If such funds are not made available to the Agent by such Lender, the Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in the ordinary course of any Loan Party's business and in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Agent, the authority to release Collateral conferred upon the Agent under Section 10.08(b). Upon receipt by the Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) The Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection . Each Lender hereby appoints the Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or in accordance with the Agent's instructions. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE XI

GUARANTY

Section 11.01 Guaranty . Each Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent and the Lenders in enforcing any rights under the guaranty set forth in this ARTICLE XI. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Agent and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower.

Section 11.02 Guaranty Absolute . Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The obligations of each Guarantor under this ARTICLE XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this ARTICLE XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(e) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This ARTICLE XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent, the Lenders or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver . Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE XI and any requirement that the Agent or the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this ARTICLE XI, and acknowledges that this ARTICLE XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments . This ARTICLE XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Loans) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05 Subrogation . No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this ARTICLE XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall have been paid in full in cash. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE XI thereafter arising. If (i) any Guarantor shall make payment to the Agent and the Lenders of all or any part of the Guaranteed Obligations, and (ii) all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall be paid in full in cash, the Agent and the Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc . All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

Gerber Scientific, Inc.
83 Gerber Road West
South Windsor, Connecticut 06074
Attention: Chief Financial Officer
Telephone: 860-644-1551
Telecopier: 860-648-8314

with a copy to:

Cummings & Lockwood LLC
City Place 1
185 Asylum Street
Hartford, Connecticut 06103-3495
Attention: James I. Lotstein, Esq.
Telephone: 860-275-6727
Telecopier: 860-560-5913

if to the Agent, to it at the following address:

Ableco Finance LLC
450 Park Avenue, 28th Floor
New York, New York 10022
Attention: Daniel E. Wolf
Telephone: 212-891-2121
Telecopier: 212-891-1541

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Eliot Relles, Esq.
Telephone: 212-756-2000
Telecopier: 212-593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed, by certified or registered mail, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery.

Section 12.02 Amendments, Etc . No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (iv) amend the definition of "Required Lenders" or "Pro Rata Share", (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Agent for the benefit of the Lenders, or release any Borrower or any Guarantor, or (vi) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement, in each case, without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

Section 12.03 No Waiver; Remedies, Etc . No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agent and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agent and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agent and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Taxes; Attorneys' Fees . The Borrowers will pay on demand, all reasonable out-of-pocket costs and expenses incurred by or on behalf of the Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for the Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits (subject to Section 4.01), physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(o) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against the Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agent's or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien; or (m) the receipt by the Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to save the Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, the Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers.

Section 12.05 Right of Set-off . Upon the occurrence and during the continuance of any Event of Default, the Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. The Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by the Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agent and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability . Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations.   (a)  This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and the Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

(b) Each Lender may, with the written consent of the Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans made by it); provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender), (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Agent a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender) and (iii) no written consent of the Agent shall be required in connection with any assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Agent (or such shorter period as shall be agreed to by the Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(i) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (A) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (B) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (C) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (D) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (E) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (F) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(ii) The Borrowers authorize the Agent, and the Agent agrees, to maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans (the "Registered Loans") owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(iii) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes subject to such assignment, the Agent shall, if the Agent consents to such assignment and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(iv) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agent shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(v) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the "Participant Register"). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(vi) Any foreign Person who purchases or is assigned or participates in any portion of such Registered Loan shall provide the Agent and the Lender with a completed Internal Revenue Service Form W-8BEN (Certificate of Foreign Status) or a substantially similar form for such purchaser, participant or any other affiliate who is a holder of beneficial interests in the Registered Loan.

(c) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it); provided, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

Section 12.08 Counterparts . This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW . THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE . ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN Section 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11 WAIVER OF JURY TRIAL, ETC . EACH LOAN PARTY, THE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agent and Lenders . Except as otherwise expressly set forth herein to the contrary, if the consent, satisfaction or similar action (an "Action") of the Agent or any Lender shall be required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which the Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter . Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments . If any claim is ever made upon the Agent or any Lender for repayment or recovery of any amount or amounts received by the Agent or such Lender in payment or on account of any of the Obligations, the Agent or such Lender shall give prompt notice of such claim to each other Lender and the Administrative Borrower, and if the Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by the Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to the Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Agent or such Lender.

Section 12.15 Indemnification .

(a) General Indemnity. In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless the Agent and each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) the Agent's or any Lender's furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16 The Parent as Agent for Borrowers . Each Borrower hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for the Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until the Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agent and receive from the Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agent nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agent and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of the Borrowers as herein provided, (b) the Agent and the Lenders relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Agent or any Lender hereunder or under the other Loan Documents.

Section 12.17 Records . The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to the Fee Letter shall at all times be ascertained from the records of the Agent, which shall be conclusive and binding absent manifest error.

Section 12.18 Binding Effect . This Agreement shall become effective when it shall have been executed by each Loan Party, the Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agent, and thereafter shall be binding upon and inure to the benefit of each Loan Party, the Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.19 Interest . It is the intention of the parties hereto that the Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to the Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to the Agent or any Lender that is contracted for, taken, reserved, charged or received by the Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by the Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at an time and from time to time (x) the amount of interest payable to the Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to the Agent or such Lender pursuant to this Section 12.19 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Agent or such Lender would be less than the amount of interest payable to the Agent or such Lender computed at the Highest Lawful Rate applicable to the Agent or such Lender, then the amount of interest payable to the Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Agent or such Lender until the total amount of interest payable to the Agent or such Lender shall equal the total amount of interest which would have been payable to the Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.19.

For purposes of this Section 12.19, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agent and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.20 Confidentiality . The Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which the Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.20. The Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that the each Loan Party acknowledges that the Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that the Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

Section 12.21 Quebec Security. For greater certainty, and without limiting the powers of the Agent hereunder or under any other Loan Document, each of the Loan Parties hereby acknowledges that the Agent shall, for purposes of holding any security granted by ND GRAPHICS (QUEBEC) LTD./GRAPHIQUE ND (QUEBEC) LTEE ("ND Graphics") on the property of ND Graphics pursuant to the laws of the Province of Quebec to secure payment of any bond or other title of indebtedness issued by ND Graphics (a "Bond"), be the holder of an irrevocable power of attorney (fonde de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Lenders and in particular for all present and future holders of such Bond. Each of the Agent and Lenders hereby irrevocably constitutes, to the extent necessary, the Agent as the holder of an irrevocable power of attorney (fonde de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by ND Graphics in the Province of Quebec to secure such Bond. The assignee of any Lender shall be deemed to have confirmed and ratified the constitution of the Agent as the holder of such irrevocable power of attorney (fonde de pouvoir) by execution of the relevant Assignment and Acceptance. Notwithstanding the provisions of Section 32 of An Act respecting the powers of legal persons (Quebec), the Agent may acquire and be the holder of such Bond. Each of the Loan Parties hereby acknowledges that such Bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.

Section 12.22 Parallel Debt. Without prejudice to any other provision of this Agreement and solely for the purpose of ensuring and preserving the validity and continuity of the rights granted and to be granted by any Loan Party pursuant to any Loan Documents that are governed by the laws of the Netherlands (the "Netherlands Security Documents"), each of the Agent, the Lenders and each of the other parties hereto hereby acknowledges and agrees to the provisions of the "Parallel Debt" as such term is defined in, and such provisions are contained in, each of the Netherlands Security Documents.

Section 12.23 Integration . This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

GERBER SCIENTIFIC, INC.

By:  __________________________

Name:

Title:

GERBER SCIENTIFIC INTERNATIONAL, INC.

By: __________________________

Name:

Title:

GERBER COBURN OPTICAL, INC.

By: __________________________

Name:

Title:

GUARANTORS:

GERBER VENTURE CAPITAL CORPORATION

By: __________________________

Name:

Title:

GERBER TECHNOLOGY VENTURE COMPANY

By: __________________________

Name:

Title:

GERBER COBURN OPTICAL INTERNATIONAL, INC.

By: __________________________

Name:

Title:

ND GRAPHIC PRODUCTS LIMITED

By: __________________________

Name:

Title:

ND GRAPHICS (QUEBEC) LTD.

By: __________________________

Name:

Title:

AGENT AND LENDER:

ABLECO FINANCE LLC

By: __________________________

Name:

Title:

OTHER LENDERS

SHINSEI CAPITAL (USA), LTD.

By: __________________________

Name: George Shilowitz

Title: Vice President

DB SPECIAL OPPORTUNITIES LLC

By: Drawbridge Special Opportunities Advisors LLC
Title: Its Authorized Signatory

By: __________________________

Name: Marc K. Furstein

Title: Chief Operating Officer

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By: __________________________

Name: Marc K. Furstein

Title: Chief Operating Officer

HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, LP

By: __________________________

Name: Daniel Zwirn

Title: Managing Principal

TRS METIS LLC

By: __________________________

Name: Deborah O'Keeffe

Title: Vice President